Filed Pursuant to Rule 424(b)(3) Registration No. 333-201812

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE (CALIFORNIA CARBON INDUSTRY, INC.) MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY OR SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED AUGUST 27, 2015

California Carbon Industry, Inc.

20,000,000 Shares of Common Stock being sold at $0.05 per share pursuant to the Primary Offering 1,695,000 Shares of Common Stock being offered at $0.05 per share by the Selling Security Holders

	Per Share	Sale Total
Public Offering Price	$0.05	$1,000,000
Underwriting Discounts and Commissions	$0.00	$0.00
Proceeds to California Carbon Industry, Inc.	$0.05	$1,000,000

The total number of shares registered in this registration statement is 21,695,000. This prospectus relates to the sale of 20,000,000 shares of common stock, par value $0.001, of California Carbon Industry, Inc. (referred to herein as the “Company” or “CCI”), at a price of $0.05 per share on a best efforts basis (the “Primary Offering”). This offering terminates 24 months after commencement of this offering on August 26, 2017. This is the initial offering of common stock of the Company. The Company is offering the shares on a self-underwritten, “best efforts” basis directly through its CEO and director, Frederick Courouble. The total proceeds from the Primary Offering will not be escrowed or segregated but will be available to the Company immediately. There is no minimum amount of common shares required to be purchased, and, therefore, the total proceeds received by the Company might not be enough to continue operations or a market may not develop. No commission or other compensation related to the sale of the shares will be paid. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 1,695,000 shares being registered by 29 “Selling Security Holders” (the “Secondary Offering”). The Selling Security Holders will be offering their shares of common stock at a price of $0.05 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as OTCQB) and thereafter at prevailing market prices or privately negotiated prices. The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders. The existence of this secondary offering makes it less likely that we will sell all of the shares offered in the Primary Offering. No underwriting arrangements have been entered into by any of the Selling Security Holders. The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

There has been no market for our securities, and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the Over-The-Counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”), for our common stock to be eligible for trading on the OTC Bulletin Board or OTCQB. We do not yet have a market maker who has agreed to file such application.

We are not a “blank check company,” and we have no plans or intentions to engage in a business combination following this offering.

We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See Risk Factors‚ beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The Selling Security Holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August 26, 2015

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The Selling Security Holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

Except as otherwise indicated, as used in this prospectus, references to the “Company,” “California Carbon Industry,” “CCI,” “we,” “us,” or “our” refer to California Carbon Industry, Inc.

The following summary highlights selected information contained in this prospectus, and it may not contain all of the information that is important to you. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors” and our financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Corporate Background
California Carbon Industry, Inc., incorporated under the laws of the State of California on May 23, 2014, is focused on designing, developing, and manufacturing advanced carbon and composite materials and products for use in the aerospace, automotive, marine, art, furniture and construction industries. Through technologies currently being developed in-house, as well as technologies to be licensed from universities and research organizations, CCI hopes to introduce a range of novel carbon-based material solutions and assembly methods which will open new frontiers in the design domain for strength, free form, light weight and durability. Since inception, we have been developing carbon composite prototypes to be used in the marine industry, which use a novel process to assemble the carbon exterior to the interior composite, we have tested the prototypes at a small outside laboratory in the San Diego area of California, we have entered into discussions with California State University, Long Beach, to co-develop a carbon composite technology for making ultra-light fuel tanks, and we have developed a process of introducing carbon nano-particles to the carbon fiber impregnation process through the use of liquid mediums at an outside facility, the USC Viterbi research Laboratory located in Los Angeles. We have not yet patented any technologies, acquired any patents, finalized any agreement with any university, or completed testing of our carbon fiber impregnation process.

We are a development stage company with an accumulated deficit of $276,691 as of April 30, 2015, no current revenue-generating operations, existing products, intellectual property or other assets, and we anticipate generating losses for the next twelve months. As of April 30, 2015, we had cash and cash equivalents of $846, and we will need to raise capital to implement our planned operations. If we are unable to do so, an entire investment in our stock could be lost. Our independent public accounting firm has issued an audit opinion, which includes a statement that the results of our operations and our financial condition raise substantial doubt about our ability to continue as a going concern.

Where You Can Find Us
Our offices are currently located at 222 Sepulveda Boulevard, Suite 2000, El Segundo, California 90245. Our telephone number is (310 364-5262.

Summary of the Offering

Securities being
registered by the
Selling Security
Holders pursuant to the
Secondary Offering:	1,695,000 shares of common stock

Secondary Offering price:

$0.05 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as OTCQB) and thereafter at market prices or prices negotiated in private transactions

Secondary Offering
period:	From the date of this prospectus until August 26, 2017

Newly issued common
stock being registered
pursuant to the Primary
Offering:	20,000,000 shares of common stock

Primary Offering price:	$0.05 per share

Primary Offering
period:	From the date of this prospectus until August 26, 2017

Number of shares
outstanding after the
offering:	48,375,000 shares of common stock

Market for the common stock:

There has been no market for our securities. Our common stock is not traded on any exchange or on the Over-The-Counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to eligible for trading on the OTC Bulletin Board or another quotation board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, purchasers of our common stock may find it difficult to resell the securities offered herein should the purchasers desire to do so when eligible for public resale.

Our officers and directors are not purchasing shares in this offering.

Use of proceeds:

We will receive approximately $1,000,000 in gross proceeds if we sell all of the shares in the Primary Offering, and we will receive estimated net proceeds (after paying offering expenses) of approximately $940,873.95 if we sell all of those shares. We will receive none of the proceeds from the sale of shares by the Selling Security Holders. See “Use of Proceeds” for a more detailed explanation of how the proceeds from the Primary Offering will be used.

See “Risk Factors‚” and the other information in this prospectus for a discussion of the factors you should
Risk Factors:	consider before deciding to invest in shares of our common stock.

Subscriptions:	Subscriptions are to be made payable to:

California Carbon Industry, Inc. 222 Sepulveda Boulevard Suite 2000 El Segundo, California 90245

RISK FACTORS

You should carefully consider the risks described below before investing in our securities. Additional risks not presently known to us or that our management currently deems immaterial also may impair our business operations. If any of the risks described below were to occur, our business, financial condition, operating results, and cash flows could be materially adversely affected. In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this Prospectus, including our consolidated financial statements and related notes. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business and Industry

We have a limited operating history.

The Company was formed in May of 2014 and has only recently begun operations. CCI cannot assure at this time that it will operate profitably or that it will have adequate working capital to meet its obligations as they become due. Management believes that the Company’s success will depend in large part on the ability of the Company to begin producing materials products for use in the aerospace and marine industries to promote its novel concepts. The Company intends to invest heavily in financing the development, growth, and marketing of its various carbon composite applications, especially in the aerospace and marine industry. As a result, the Company will likely incur operating losses for the foreseeable future.

We cannot guarantee sales of our product, or that we will ever be profitable.

The Company’s business is speculative and dependent upon the acceptance of our proprietary approach to carbon and composite technologies and the effectiveness of the Company’s marketing program to convince the traditional industry to utilize the Company’s proprietary and innovative approach to the aerospace and marine industries. CCI cannot assure that the traditional industry will accept its proprietary and alternative approach or that CCI will earn any revenues or profit. CCI cannot assure that it will earn any revenues or that investors will not lose their entire investment.

We may be unable to effectively implement our business model.

The Company’s business model is predicated on its ability to introduce to market its proprietary approach on advanced composite technologies, and the carbon and composite materials resulting from such technologies. CCI cannot assure that it will be able to execute its business plan, introducing advanced composite materials in several industries currently relying on traditional materials, that customers will embrace the Company’s technologies and materials,, that any industry will adopt the Company’s materials or technology in the volume that the Company projects, or that prospective customers will agree to pay the prices for Company materials that the Company proposes to charge. In the event our customers resist paying the prices projected in the Company’s business plan to purchase the Company’s products or to adopt the Company’s technologies, the Company’s business, financial condition, and results of operations will be materially and adversely affected.

We are subject to competing in highly competitive industries.

The aerospace and marine industries are highly competitive. There are a substantial number of traditional operations that compete directly and indirectly with the Company, many of which have significantly greater financial resources, higher revenues, and greater economies of scale than those of the Company. New alternative competitive technology may be developed in the future which will compete with the Company’s approach, and such competition from alternative substances may already exist. The Company will attempt to distinguish itself from its competitors, but there can be no assurance that the Company will be able to penetrate the markets. The Company believes that its proprietary approach is attractive to prospective customers in light of the recent worldwide trend to use more advanced composite materials. Nevertheless, there is no assurance that the Company will compete successfully with existing or future competitors in these industries.

We are subject to government regulation which will increase operating costs.

The Company’s business is subject to various federal, state, and local laws affecting businesses in general and once we build an ISO-certified facility, to numerous laws governing the aerospace industry. The Federal Trade Commission and equivalent state agencies regulate advertising and representations made by businesses in the sale of their products, which apply to the Company. CCI’s business is also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. In addition, the Company’s manufacturing operations, if established, will be subject to a variety of federal, state and local requirements governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of toxic or otherwise hazardous materials used in the manufacturing processes. Because the public is focusing more attention on the environmental impact of the operations of manufacturing industries, these requirements may become more stringent in the future. Failure to comply with environmental laws could subject the Company to substantial liability or force the Company to change its manufacturing operations significantly. In addition, under some of these laws and regulations, the Company could be held financially responsible for remedial measures if its properties are contaminated, even if the Company did not cause the contamination. Failure of CCI to comply with applicable government rules or regulations could have a material adverse effect on its financial condition and business operations.

We may incur significant debt to finance our operations.

There is no assurance that the Company will not incur debt in the future, that it will have sufficient funds to repay its indebtedness, or that the Company will not default on its debt, jeopardizing its business viability. Furthermore, the Company may not be able to borrow or raise additional capital in the future to meet the Company’s needs or to otherwise provide the capital necessary to conduct its business.

The Company is dependent on the performance of certain personnel.

The Company’s success depends substantially on the performance of its executive officers and key employees. Given the Company’s early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel. Although the Company believes it will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect the Company’s ability to market, sell, and enhance its products. While Frederick Courouble is devoting his full-time working efforts to the Company, other employees of the Company may only be available to the Company on a part-time basis. The loss of one or more of its key employees or the Company’s inability to hire and retain other qualified employees, including but not limited to research and development staff, sales staff, and corporate office support staff, could have a material adverse effect on the Company’s business.

The Company has not established consistent methods for determining the consideration paid to management.

The Common Stock and cash consideration being paid by the Company to its management have not been determined based on arm’s length negotiation. The Company may grant net profits interests to certain of its executive officers in addition to stock options, which may further dilute the Shareholders’ ownership of the Company. While management believes that the consideration is fair for the work being performed, there is no assurance that the consideration to management reflects the true market value of its services.

There is no guarantee that the Company will pay dividends to its shareholders.

The Company does not anticipate declaring and paying dividends to its shareholders in the near future. It is the Company’s current intention to apply net earnings, if any, in the foreseeable future to increasing its capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase the Shares. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of the Company’s Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Company’s Board of Directors.

A small group of Company employees and their related parties hold a majority of the control of the Company.

As of August 5, 2015, the Company’s executive officers, directors, affiliates and entities controlled by them own approximately 96.92% of the Company’s outstanding Common Stock. By virtue of such stock ownership, the principal shareholders are able to control the election of the members of the Company’s Board of Directors and to generally exercise control over the affairs of the Company. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. There can be no assurance that conflicts of interest will not arise with respect to such directors or that such conflicts will be resolved in a manner favorable to the Company.

Management cannot guarantee that its relationship with the Company does not create conflicts of interest.

The relationship of management and its affiliates to the Company could create conflicts of interest. While management has a fiduciary duty to the Company, it also determines its compensation from the Company. Management’s compensation from the Company has not been determined pursuant to arm’s-length negotiation.

The Company may sustain losses that cannot be recovered through insurance or other preventative measures.

There is no assurance that the Company will not incur uninsured liabilities and losses as a result of the conduct of its business. The Company plans to maintain comprehensive liability and property insurance at customary levels. The Company will also evaluate the availability and cost of business interruption insurance. However, should uninsured losses occur, the Shareholders could lose their invested capital.

We may be subject to liabilities that are not readily identifiable at this time.

The Company may have liabilities to affiliated or unaffiliated lenders. These liabilities would represent fixed costs we would be required to be pay, regardless of the level of business or profitability experienced by the Company. There is no assurance that the Company will be able to pay all of its liabilities. Furthermore, the Company is always subject to the risk of litigation from customers, suppliers, employees, and others because of the nature of its business, including, but not limited to, consumer lawsuits. Litigation can cause the Company to incur substantial expenses and, if cases are lost, judgments, and awards can add to the Company’s costs.

In the course of business, the Company may incur expenses beyond what was initially anticipated.

The Company may incur substantial cost overruns in the development and enhancement of its proprietary resin. Management is not obligated to contribute capital to the Company. Unanticipated costs may force the Company to obtain additional capital or financing from other sources, or may cause the Company to lose its entire investment in the Company if it is unable to obtain the additional funds necessary to implement its business plan. There is no assurance that the Company will be able to obtain sufficient capital to implement its business plan successfully. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of the Shareholders’ investment in the Company is diminished.

The Company may be subject to liens if it is unable to pay its debts.

If the Company fails to pay for materials and services for its business on a timely basis, the Company’s assets could be subject to materialman’s and mechanic’s liens. The Company may also be subject to bank liens in the event that it defaults on loans from banks, if any.

The Company will rely on management to execute the business plan and manage the Company’s affairs.

Under applicable state corporate law and the Bylaws of the Company, the officers and directors of the Company have the power and authority to manage all aspects of the Company’s business. Shareholders must be willing to entrust all aspects of the Company’s business to its directors and executive officers.

There is no assurance the Company will always have adequate capital to conduct its business.

The Company will have limited capital available to it, to the extent that the Company raises capital from this offering and the Subsequent Offering. If the Company’s entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then the Company’s financial condition, results of operations and business performance would be materially adversely affected.

The Company is required to indemnify its directors and officers.

The Company’s Bylaws provide that the Company will indemnify its officers and directors to the maximum extent permitted by California law, provided that counsel has not advised the Company that the officer or director acted in bad faith or breached his or her duty to us or our stockholders, that the officer or director acted in bad faith, or that it is more likely than not that it will ultimately be determined that the officer or director has not met the standards of conduct which make it permissible for under California law for the Company to indemnify the officer or director. If the Company were called upon to indemnify an officer or director, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the Company’s business.

We have a “going concern” opinion from our independent registered public accounting firm indicating the possibility that we may not be able to continue to operate.

We anticipate generating losses for the next 12 months, we anticipate that we will need approximately $1,000,000 to continue operations for the next twelve months, there is substantial doubt that we will be able to continue operations as a going concern, and our independent registered public accounting firm included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period ended October 31, 2014. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

We cannot be sure that our products will meet necessary standards or be approved or accepted by customers in our target markets.

If we are unable to convince our potential customers or end users of any carbon or composite technology that we successfully develop that we are a reliable supplier, that our products are comparable or superior to the products that they currently use, or that the use of our products is otherwise beneficial to them, we will not be successful in entering our target markets, and our business will be adversely affected.

Although we intend to develop technologies to produce carbon and composite goods that comply with industry specifications, potential customers may be reluctant to adopt new products. In addition, our technologies may need to satisfy product certification requirements of equipment manufacturers.

We may be subject to product liability claims and other claims of our customers and partners.

The design, development, production and sale of carbon composites involve a certain level of risk of product liability claims and the associated adverse publicity. Because these products are directly used by consumers or incorporated into other products directly used by consumers, and because use of those ultimate products may cause injury to those consumers and damage to property, we are subject to a risk of claims for such injuries and damages. In addition, we may be named directly in product liability suits relating to any products we develop or third-party products integrating our products, even for defects resulting from errors of our partners, contract manufacturers or other third parties working with our products. These claims could be brought by various parties, including customers who are purchasing products directly from us or other users who purchase products from our customers or partners. We could also be named as co-parties in product liability suits that are brought against manufacturing partners that produce our products.

In addition, our customers and partners may bring suits against us alleging damages for the failure of our products to meet stated claims, specifications or other requirements. Any such suits, even if not successful, could be costly, disrupt the attention of our management and damage our negotiations with other partners and/or customers. Any attempt by us to limit our product liability in our contracts may not be enforceable or may be subject to exceptions. We do not currently have current product liability insurance, and the product liability insurance we plan to acquire may be inadequate to cover all potential liability claims. Insurance coverage is expensive and may be difficult to obtain. Also, insurance coverage may not be available in the future on acceptable terms and may not be sufficient to cover potential claims. We cannot be sure that our contract manufacturers or manufacturing partners who produce the ultimate products resulting from any products we successfully develop will have adequate insurance coverage themselves to cover against potential claims. If we experience a large insured loss, it may exceed any insurance coverage limits we have at that time, or our insurance carrier may decline to cover us or may raise our insurance rates to unacceptable levels, any of which could impair our financial position and potentially cause us to go out of business.

We may encounter difficulties managing our growth, and if we are unable to do so, our business, financial condition and results of operations may be adversely affected.

If we are able to successfully develop our technologies, as our operations grow, the simultaneous management of development, production and commercialization across our target markets will become increasingly complex and may result in less than optimal allocation of management and other administrative resources, increase our operating expenses and harm our operating results.

Our ability to effectively manage our operations, growth and various projects across our target markets will require us to make additional investments in our infrastructure to continue to improve our operational, financial and management controls and our reporting systems and procedures and to attract and retain sufficient numbers of talented employees, which we may be unable to do effectively. We may be unable to successfully manage our expenses in the future, which may negatively impact our gross margins or operating margins in any particular quarter.

In addition, we may not be able to improve our management information and control systems, including our internal control over financial reporting, to a level necessary to manage our growth and we may discover deficiencies in existing systems and controls that we may not be able to remediate in an efficient or timely manner.

Our success also depends in part on our management’s expertise managing a public company, and our management has limited expertise in this area. If our management is not able to manage the company properly as a public company, our business would be harmed.

Frederick Courouble, our CEO and Chairman of the Board, Michael Okada, our CFO and one of our directors, and Greg Lynn, one of our directors, have limited experience in management positions with public companies. If our management is not able to successfully manage the Company as a public company, including complying with various regulatory, disclosure and reporting obligations of public companies, our business would be harmed.

We may incur significant costs complying with environmental, health and safety laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

We may use hazardous chemicals and radioactive and biological materials in our business and would be subject to a variety of federal, state, local and international laws and regulations governing, among other matters, the use, generation, manufacture, transportation, storage, handling, disposal of, and human exposure to, these materials both in the US and outside the US, including regulation by governmental regulatory agencies, such as the Occupational Safety and Health Administration and the EPA. We will incur capital and operating expenditures and other costs in the ordinary course of our business in complying with these laws and regulations.

Although we will implement safety procedures for handling and disposing of these types of materials and waste products in an effort to comply with these laws and regulations, we cannot be sure that our safety measures will be compliant or capable of eliminating the risk of injury or contamination from the generation, manufacturing, use, storage, transportation, handling, disposal of, and human exposure to, hazardous materials. Failure to comply with environmental, health and safety laws could subject us to liability and resulting damages. There can be no assurance that violations of environmental, health and safety laws will not occur as a result of human error, accident, equipment failure or other causes. Compliance with applicable environmental laws and regulations may be expensive, and the failure to comply with past, present, or future laws could result in the imposition of fines, regulatory oversight costs, third party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production, or a cessation of operations, and our liability may exceed our total assets. Liability under environmental laws, such as the Comprehensive Environmental Response Compensation and Liability Act in the United States, can impose liability for the full amount of damages, without regard to comparative fault for the investigation and cleanup of contamination and impacts to human health and for damages to natural resources. Contamination at properties we own and operate, and at properties to which we send hazardous materials, may result in liability for us under environmental laws and regulations.

Our business and operations will be affected by other new environmental, health and safety laws and regulations, which may affect our research and development and manufacturing programs, and environmental laws could become more stringent over time, requiring us to change our operations, or resulting in greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business. The costs of complying with environmental, health and safety laws and regulations, and any claims concerning noncompliance, or liability with respect to contamination in the future could have a material adverse effect on our financial condition or operating results.

Risks Related to Our Intellectual Property

Our competitive position will depend on our ability to effectively obtain and enforce patents related to our anticipated products, manufacturing components and manufacturing processes. If we or any potential licensor fail to adequately protect this intellectual property, our ability and/or our partners’ ability to commercialize products could suffer.

Our success will depend in part on our ability to obtain and maintain patent protection sufficient to prevent others from utilizing our anticipated manufacturing components, manufacturing processes or marketing our products, as well as to successfully defend and enforce any future patents we may acquire against infringement by others. In order to protect our anticipated products, manufacturing components and manufacturing processes from unauthorized use by third parties, we must hold patent rights that cover our products, manufacturing components and manufacturing processes.

In the process of seeking patent protection or even after a patent is granted, we could become subject to expensive and protracted proceedings, including patent interference, opposition, post-grant review and re-examination proceedings, which could invalidate or narrow the scope of our patent rights. As such, we do not know nor can we predict the scope and/or breadth of patent protection that we might obtain on our anticipated products and technology.

Changes either in patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our anticipated intellectual property rights. In the US, depending on the decisions and actions taken by the US Congress, the federal courts, and the US Patent and Trademark Office, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce any existing patents we might obtain in the future. In foreign jurisdictions, depending on the decisions and actions taken by the foreign government, the judicial system of the jurisdiction, and its patent office, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce or any patents that we might obtain in the future.

The America Invents Act (AIA), which was signed into law on September 16, 2011, brought a number of changes to the US patent system and affects the way patents are prosecuted, challenged and litigated. Among the changes that went into effect September 16, 2012, one of the most significant involves the implementation of a reformed post-grant review system. Other changes, which went into effect on March 16, 2013, include the transition from a “first-to-invent” to “first-to-file” system that attempts to harmonize the US with most of the world. Lack of precedential interpretation of the new provisions of the AIA through specific cases or through guidelines promulgated by the US Patent and Trademark Office and the lack of binding precedent from the courts increase the uncertainty of the impact of the AIA. Together, these changes may increase the costs of prosecution and enforcement of US patents.

While it is currently unclear what impact these changes will have on the operation of our business, they may favor companies able to dedicate more resources to patent filings and challenges.

Enforcing any intellectual property rights we may acquire will be costly, we cannot predict if we would be successful in the enforcement, and if we did not prevail, our business could be materially harmed.

If we acquire a patent and were to initiate legal proceedings against a third party to enforce a patent claim for one of our prospective technologies, the defendant could counterclaim that our patent is invalid and/or unenforceable or assert that the patent does not cover its manufacturing processes, manufacturing components or products. Proving patent infringement may be difficult, especially where it is possible to manufacture a product by multiple processes or when a patented process is performed by multiple parties. Patent litigation is also costly, time-consuming and distracting to our management. Furthermore, in patent litigation in the United States or elsewhere, defendant counterclaims alleging both invalidity and unenforceability are commonplace, and the outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity of any patent rights we may acquire, we will not be able to be certain, for example, that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would not be able to exclude others from practicing the inventions claimed therein. Such a loss of patent protection could have a material adverse effect on our business. Defendant counterclaims of antitrust or other anti-competitive conduct are also commonplace.

Even if any patent rights we acquire were found to be valid and enforceable, patent claims that survive litigation may not cover commercially viable alternative products or processes or prevent competitors from importing or marketing products similar to our own, or using manufacturing processes or manufacturing components similar to our own.

We may not be able to secure trademark protection for any marks we use to identify the Company and its products.

The Company plans to file trademark and trade name applications with the United States Patent and Trademark Office for “California Carbon Industry.” No assurance can be given that the Company will be successful in obtaining the trademarks it plans to seek, or that the trademarks, if obtained, will afford the Company protection or competitive advantages.

We may not be able to enforce any intellectual property rights we acquire throughout the world.

Even if we acquire patent protection in the United States, the laws of some foreign countries where we intend to produce and use our proprietary composite processes (which have not yet been patented in the United States), may not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, including Brazil and developing countries, do not favor the enforcement of patents and other intellectual property protection. This could make it difficult for us to stop the infringement or misappropriation of any intellectual property rights we acquire in these countries. Proceedings to enforce our intellectual property rights in certain foreign jurisdictions are unpredictable and could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect any intellectual property rights in such countries may be inadequate.

Third parties may misappropriate our proprietary technologies, information, or trade secrets we develop despite a contractual obligation not to do so.

Third parties (including joint venture, collaboration, development partners, contract manufacturers, and other contractors and shipping agents) may have custody or control of any proprietary processes and technologies we develop. If proprietary technologies we develop were stolen, misappropriated or reverse engineered, they could be used by other parties who may be able to use the technologies for their own commercial gain. It is difficult to prevent misappropriation or subsequent reverse engineering. In the event that any proprietary technologies are developed and then misappropriated, it could be difficult for us to challenge the misappropriation or prevent reverse engineering, especially in countries with limited legal and intellectual property protection.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of proprietary information and trade secrets.

In addition to patents, we plan to rely on confidentiality agreements to protect our technical know-how and other proprietary information. Confidentiality agreements will be used, for example, when we talk to potential strategic partners. Nevertheless, there can be no guarantee that an outside party will not make an unauthorized disclosure or use of our proprietary confidential information. This might happen intentionally or inadvertently. It is possible that a competitor would make use of such information, and that our competitive position would then be compromised, in spite of any legal action we might take against persons making such unauthorized disclosures.

We also plan to keep as trade secrets certain technical and proprietary information where we do not believe patent protection is appropriate, desirable or obtainable. However, trade secrets are difficult to protect. Although we plan to use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators, partners, former partners and other advisors may unintentionally or willfully disclose our trade secrets to competitors or otherwise use misappropriated trade secrets to compete with us. It can be expensive and time consuming to enforce a claim that a third party illegally obtained and is using our trade secrets. Furthermore, the outcome of such claims is unpredictable. In addition, courts outside the US may be less willing to or may not protect trade secrets. Moreover, our competitors may independently design around our trade secrets or develop equivalent knowledge, methods and know-how without misappropriating or otherwise violating our trade secret rights. Where a third party independently designs around our trade secrets or develops equivalent knowledge, methods and know-how without misappropriating or otherwise violating our trade secret rights, they may be able to seek patent protection for such equivalent knowledge, methods and know-how. This could prohibit us from practicing our own trade secrets we may develop.

We may receive government funding in connection with the development of certain of our proprietary technologies, which could negatively affect our intellectual property rights in such technologies.

We intend to apply for government grants. Some of our planned proprietary technology may be developed with US federal government funding. When new technologies are developed with US government funding, the government obtains certain rights in any resulting patents, including a nonexclusive license authorizing the government to use the invention for non-commercial purposes. These rights may permit the government to disclose our confidential information to third parties and to exercise “march-in” rights to use or allow third parties to use our patented technology. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the US government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to US industry. In addition, US government-funded inventions must be reported to the government and US government funding must be disclosed in any resulting patent applications. In addition, our rights in such inventions are subject to government license rights and foreign manufacturing restrictions. Any exercise by the government of such rights could harm our competitive position or impact our operating results.

Risks Relating To Our Common Stock

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 400,000,000 shares of common stock, par value $0.001 per share, of which 28,375,000 shares are issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then-existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the “Penny Stock” rules of the SEC, and the trading market in our securities will likely be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person’s account for transactions in penny stocks; and
•	The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	Obtain financial information and investment experience objectives of the person; and
•

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and
•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities, and an active trading market in our securities may not develop, or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the OTC Bulletin Board after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such application. If for any reason our common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Articles of Incorporation authorize our Board of Directors to determine the relative rights and preferences of preferred shares without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our stock to decline.

We have used an arbitrary offering price.

The offering price of $0.05 per share of common stock was arbitrarily determined by the Company and is unrelated to specific investment criteria, such as the assets or past results of the Company’s operations. In determining the offering price, the Company considered such factors as the prospects, if any, of similar companies, the previous experience of management, the Company’s anticipated results of operations, and the likelihood of acceptance of this offering. Please review any financial or other information contained in this offering with qualified persons to determine its suitability as an investment before purchasing any shares in this offering.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions by the SEC.

We are exposed to potential risks from legislation requiring companies to evaluate internal controls under Section 404a of the Sarbanes-Oxley Act of 2002. As a smaller reporting company and emerging growth company, we will not be required to provide a report on the effectiveness of our internal controls over financial reporting until our second annual report, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are an emerging growth company or a smaller reporting company. We have not yet evaluated whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

Risks Associated with this Offering

There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on management’s estimate of the value of the shares. This valuation is highly speculative and arbitrary.

There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

Investors may never receive cash distributions, which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including: potential investors’ anticipated feeling regarding our results of operations; increased competition; and our ability or inability to generate future revenues.

In addition, if our shares are quoted on the OTC Bulletin Board, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, commodity prices, or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTC Bulletin Board, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

Because our Primary Offering does not have a minimum offering amount, we may not raise enough funds to continue operations.

Because our Primary Offering lacks a minimum offering amount, no minimum amount of funds are assured, and we may only receive proceeds sufficient to fund operations for a short amount of time. We may then have to cease operations, and investors could then lose their entire investment.

Because the Selling Shareholders are selling their shares, we are less likely to sell all of the Primary Offering shares.

Investors interested in purchasing our stock in the Primary Offering may purchase stock directly from the Selling Shareholders. Therefore, the existence of the Selling Shareholders’ secondary offering makes it less likely that we will sell all of the shares available in the Primary Offering.

Purchasers of our stock will experience dilution.

At April 30, 2015, we had a negative net tangible book value of (0.007) per share of our common stock. If you purchase our common stock from us in our Primary Offering, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock ($0.05 per share) and the pro forma net tangible book value per share of our common stock immediately after the offering of $0.015 per share. See the “Dilution” section below for a more detailed explanation.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any May 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

THE OFFERING

This prospectus relates to the sale of 20,000,000 shares of common stock, par value $0.001, of the Company at a price of $0.05 per share on a best efforts basis. This offering terminates 24 months after commencement of this offering. This is the initial offering and Primary Offering of common stock of the Company. The Company is offering the shares on a self-underwritten “best efforts” basis directly through its CEO and director, Frederick Courouble. There is no minimum amount of common shares required to be purchased and, therefore, the total proceeds received by the Company might not be enough to begin operations or a market may not develop. No commission or other compensation related to the sale of the shares will be paid. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 1,695,000 shares being registered by the Selling Security Holders of the Company. 100,000 of the shares being registered were issued to Turnaround Trading & Advisory, LLC, on August 18, 2014, in consideration of capital of $0.001 per share received after the close of our fiscal year on October 31, 2014, 1,400,000 shares being registered were issued to Ideal Ventures Fund, LLC, on October 30, 2014, in consideration of capital of $0.001 per share received after the close of our fiscal year on October 31, 2014, and another 20,000 shares being registered were issued to SL Harrison Holdings, Inc. and Nicole Robertson on November 24, 2014, in consideration of general business consulting services valued at $0.05 per share. The remaining 175,000 shares being registered were issued to 25 shareholders on or about November 1, 2014, in consideration of cash payments to the Company in the amount of $0.05 per share.

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $0.05 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as OTCQB), and thereafter at prevailing market prices or privately negotiated prices. The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders. The existence of this secondary offering makes it less likely that we will sell all of the shares offered in the Primary Offering. No underwriting arrangements have been entered into by any of the Selling Security Holders. The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed “underwriting compensation.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $940,873.95 after deducting the estimated expenses of registration.

We anticipate that the net proceeds of the Offering will be used primarily to execute our business plan as follows: $500,000 for the acquisition of new research and production equipment, $100,000 for patent filing costs and acquiring other patents; and $200,000 in facility improvements and other costs associated with development of a research and development facility and receiving ISO certification. Additionally, proceeds may be used for retiring debt, initiating the process of listing our stock on the OTC Bulletin Board or OTCQB and receiving DTC eligibility, paying other general and administrative expenses, and use as general working capital. The precise amounts that the Company will devote to its programs will vary depending on numerous factors, including but not limited to, the progress and results of its research and assessments as to the market potential of its proposal to develop the business. In the event that we sell less than the maximum shares offered in the Primary Offering, our first priority is to pay fees associated with registration of our stock and becoming a publicly traded company. The following table summarizes how we anticipate using the gross proceeds of the Primary Offering, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering:

Percentage of Offering Shares Sold	100%	75%	50%	25%
Accounting, Audit, Transfer Agent, Edgar Agent, and Other Fees associated with becoming a publicly traded company	$60,000	$60,000	$60,000	$60,000
Equipment	$500,000	$370,000	$250,000	$100,000
Patent Costs	$100,000	$70,000	$50,000	$15,000
Facility Development	$200,000	$145,000	$30,000	$20,000
Retiring Debt (1)	$29,000	$21,750	$10,000	$5,000
Working Capital	$111,000	$83,250	$100,000	$50,000
Total Use of Proceeds	$1,000,000	$750,000	$500,000	$250,000

(1)

Payment of Mr. Courouble’s accrued salary, benefits, and associated employer payroll taxes only (see the section titled “Executive Compensation” herein on page 33 for additional information regarding his accrued salary).

The Company anticipates that the estimated $1,000,000 gross proceeds from the Maximum Offering will enable it to retire its debt (the accrued salary, benefits, and associated employer payroll taxes of Mr. Courouble is the only debt the Company plans to repay), expand its operations, and fund its other capital needs for the next fiscal year. In the event that the Maximum Offering is not completed, the Company will be required to seek additional financing as the Company needs $1,000,000 in gross proceeds to implement its business plan and support its operations over the next twelve months. There can be no assurance that additional financing will be available when needed, and, if available, that it will be on terms acceptable to the Company.

DETERMINATION OF OFFERING PRICE

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $0.05 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as OTCQB) and thereafter at prevailing market prices or privately negotiated prices. In determining the Primary Offering price of the shares, we considered several factors including:

  Our start-up status;
  Prevailing market conditions, including the history and prospects for the industry in which we compete;
  Our future prospects; and

  Our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not anticipate paying dividends, and if we are not successful in establishing an orderly public trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we may not pay dividends in the foreseeable future, we may have trouble raising additional funds which could affect our ability to expand our business operations.

MARKET FOR OUR COMMON STOCK

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, FINRA for our common stock to be eligible for trading on the OTC BB or OTCQB. We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

We have issued 28,375,000 common shares since the Company’s inception on May 23, 2014, all of which are restricted shares. There are no outstanding shares of preferred stock, options, warrants, notes payable convertible into capital stock, or other securities that are convertible into shares of common stock.

Holders

We had 35 shareholders of record of our common stock as of August 5, 2015.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Dividends

Please see “Dividend Policy” above.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our production and technology, (c) the regulation to which we are subject, (d) anticipated trends in our industry and (e) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

We had a negative net tangible book value at April 30, 2015, of approximately ($0.007) per share of our common stock. If you invest in our common stock, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock, and the pro forma net tangible book value per share of our common stock immediately after the offering.

The founders acquired shares at a cost of $0.001 per share, and our investors in November of 2014 acquired their shares at a cost of $0.05 per share, whereas outside investors will pay a price of $0.05 per share. Further, the net tangible book value per share after the offering but prior to any new offerings is expected to be approximately $0.015 per share. Therefore, outside investors participating in this offering will incur immediate substantial dilution of their investment insofar as it refers to the resulting per share net tangible book value of the Company’s Common Stock after completion of this Offering. The following table illustrates dilution to investors on an approximate dollar per share basis, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering:

Percentage of Offering Shares Sold	100%	75%	50%	25%
Offering price per share	0.05	0.05	0.05	0.05
Net tangible book value per share before offering	(0.007)	(0.007)	(0.007)	(0.007)
Increase per share attributable to investors	0.022	0.018	0.013	0.007
Pro forma net tangible book value per share after offering	0.015	0.011	0.006	0.0004
Dilution per share to investors	0.035	0.039	0.044	0.05

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of August 5, 2015, by the Selling Security Holders prior to the offering contemplated by this prospectus, the number of shares each Selling Security Holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person or his/her spouse has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and

Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the Selling Security Holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the Selling Security Holders acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. On August 18, 2014, we issued Turnaround Trading & Advisory, LLC, 250,000 shares of common stock in consideration of founding capital of $250, with such shares valued at par value, $0.001 per share, as there was no immediate market for those shares, and that value was equivalent to the value of the paid-in capital. On October 30, 2014, we issued Ideal Ventures Fund, LLC, 6,000,000 shares of common stock in consideration of capital of $6,000 received after the close of our fiscal year on October 31, 2014, with such shares valued at par value, $0.001 per share, as there was no immediate market for those shares, and that value was equivalent to the value of the paid-in capital. On November 24, 2014, we issued SL Harrison Holdings, Inc., 500,000 shares of common stock in consideration of general business consulting services relating to execution of the Company’s business plan, valued at $0.05 per share as there was no immediate market for those shares and the value was considered equivalent to the value of the services. On November 24, 2014, we also issued Nicole Robertson 200,000 shares of common stock in consideration of general business consulting services relating to execution of the Company’s business plan, valued at $0.05 per share as there was no immediate market for those shares and the value was considered equivalent to the value of the services. The remaining 175,000 shares being registered were issued to 25 shareholders on or about November 1, 2014, in consideration of cash payments to the Company in the amount of $0.05 per share.

The percentages below are calculated based on 28,375,000 shares of our common stock issued and outstanding as of August 5, 2015.

Name of Selling Security Holder	Number of Shares Owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares Held After the Offering	Percentage of Total Issued and Outstanding after the Offering(1)
Turnaround Trading & Advisory, LLC (2)	3,500,000	100,000	3,400,000	7.03%
Ideal Ventures Fund, LLC (3)	6,000,000	1,400,000	4,600,000	9.51%
SL Harrison Holdings, Inc. (4)	500,000	10,000	490,000	1.01%
Nicole Robertson	200,000	10,000	190,000	0.39%
Nathalie Leblanc	10,000	10,000	-	0.00%
Henri Leblanc	10,000	10,000	-	0.00%
Aloys Scheer (5)	10,000	10,000	-	0.00%
Arnaud Scheer (6)	10,000	10,000	-	0.00%
Albane Scheer (7)	5,000	5,000	-	0.00%
Alexandre Scheer (8)	5,000	5,000	-	0.00%
Vanessa Salazar	5,000	5,000	-	0.00%
Abel Salazar	5,000	5,000	-	0.00%
Kathrine Lescoet	5,000	5,000	-	0.00%
Candace Magee	5,000	5,000	-	0.00%
Carolyn Neff	5,000	5,000	-	0.00%
Brian K Altounian	5,000	5,000	-	0.00%
Jacob Morris	5,000	5,000	-	0.00%
Jason Ross	10,000	10,000	-	0.00%
Pacific Invest Holdings, Inc. (9)	5,000	5,000	-	0.00%
Julia Stone	5,000	5,000	-	0.00%
Ibrahim Hape	5,000	5,000	-	0.00%
Renato Chiurazzi	30,000	30,000	-	0.00%
Jacqueline Benharros	5,000	5,000	-	0.00%
Greg and Carol Hampson	5,000	5,000	-	0.00%
Nick and Nikki Grotjahn	5,000	5,000	-	0.00%
Todd Coffee	5,000	5,000	-	0.00%
Kerry Daniels	5,000	5,000	-	0.00%
David Jolley	5,000	5,000	-	0.00%
Derek Kameda	5,000	5,000	-	0.00%
Total	10,375,000	1,695,000	8,680,000	17.94%

(1) Assumes all of the Primary Offering and Secondary Offering shares of common stock offered in this prospectus are sold, and no other shares of common stock are sold or issued during this offering period. Based on 28,375,000 shares of common stock issued and outstanding as of August 5, 2015, and 48,375,000 shares of common stock issued and outstanding after completion of the offerings.
(2) These shares are beneficially owned by Stephan Garden, a founder of the Company, who has sole voting power over the stock held in the name of the shareholder. Mr. Garden beneficially owns 1,000,000 shares held in his own name and 2,500,000 shares held in the name of Turnaround Trading & Advisory, LLC.
(3) These shares are beneficially owned by Craig J. Wynn, who has sole voting power over the stock held in the name of the shareholder.
(4) These shares are beneficially owned by Brian K. Altounian, a consultant of the Company, who has sole voting power over the stock held in the name of the shareholder. Mr. Altounian beneficially owns 5,000 shares held in his own name and 500,000 shares held in the name of SL Harrison Holdings, Inc.
(5) The shareholder is the adult child of Frederic Scheer, one of our affiliates, founders and promoters.
(6) The shareholder is the adult child of Frederic Scheer, one of our affiliates, founders and promoters.
(7) The shareholder is the adult child of Frederic Scheer, one of our affiliates, founders and promoters.
(8) The shareholder is the adult child of Frederic Scheer, one of our affiliates, founders and promoters.
(9) These shares are beneficially owned by Hshu Jon Shin, who has sole voting power over the stock held in the name of the shareholder.

We may require the Selling Security Holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FISCAL CONDITION AND RESULTS OF OPERATION

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 18 of this prospectus. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

California Carbon Industry, incorporated under the laws of the State of California on May 23, 2014, is a development-stage company focused on designing, developing and manufacturing advanced carbon and composite materials using cutting edge technology to create products with advanced mechanical properties for use in the aerospace, automotive, marine, art, furniture and construction industries. CCI hopes that its materials will force a major evolution in traditional industries to meet the future industrial needs of tomorrow.

Founded by an engineer, architect and designer, Mr. Frederick Courouble, and an architect and designer, Professor Greg Lynn, to provide and combine innovation in engineering and design for emerging technologies in the 21st century, our approach to advanced carbon and composite technologies should offer a large range of novel material solutions and assembly methods, which may open new frontiers in the design domain and address concerns of strength, form, density, and durability. Through technologies and chemistries to be developed in-house as well as technologies to be licensed from research organizations, universities, inventors or other businesses, California Carbon Industry plans to introduce these technologies and derivative technologies to each industry the Company intends to serve.

Plan of Operation

CCI plans to bring to market viable material solutions that answer the demand for alternative materials to revolutionize structures, which will hopefully result in new forms in building construction. CCI hopes that its advanced carbon and composite materials, initially Fiber Reinforced Polymers, will replace traditional building materials. Additionally, CCI hopes that its materials and technology will address the specific needs in other industries, including the marine, aerospace and transportation industries, where speed, shape, and weight drive the growing demand for efficient performance. These industries are now trending toward using more advanced composite and carbon materials that address this need. This convergence toward unique carbon-based solutions resulted in the epiphany that is California Carbon Industries. We hope to answer this demand with a unique approach, helping markets that are currently underserved by the absence of a major player. Today, no single company in the United States is able to serve such a variety of industries as CCI is planning to.

Until recently, architects and builders in several industries have been limited in their designs with traditional materials—commonly wood, steel, and concrete. To penetrate the various markets the Company hopes to serve, the Company’s technology development is currently being performed at our El Segundo, California office, but we plan to immediately transition our development and application testing to a lab/small industrial facility as soon as available funds permit.

We ultimately intend to build our own small industrial development facility, either within an existing development and production facility within the Westerly Marine Orange County compound, a shipyard operated by Westerly Marine in Orange County, California, or at another location in southern California. We have entered into discussions with Westerly Marine’s management to lease a portion of the compound and develop such a facility, which will allow us to initially save the time and resources associated with developing our own lab for material and application testing as the Company will be able to use Westerly Marine’s lab initially. We plan to then develop our own lab(s) within the facility as available funds permit. We have established a detailed plan of improvement to create such a facility and are in the process of obtaining estimates and bids to set it up. As part of this process, we are evaluating purchasing different types of equipment that will be used for the various material applications. For instance, materials for use in the aerospace industry will require the use of a type of measuring equipment with laser precision, and such equipment would likely not be necessary for the other industries we are targeting. We anticipate that we will invest and make improvements to existing buildings (rather than demolishing and constructing from the ground up) to adapt them to our requirements and meet ISO certification requirements. By developing our facility within the existing Westerly Marine facility, we can leverage the expertise of Westerly in the work of carbon and composite in marine applications, can initially use Westerly Marine’s existing labs as necessary, and can ultimately use our own lab for applications both within and outside of the marine industry.

Our technology focus is on carbon and composite technology applied to existing industries interested in using new better-performing carbon and composite materials. The industries we are targeting include the construction, marine, entertainment, art & design, aerospace, and transportation industries. In the entertainment industry, continued development of new attractions at amusement parks should provide us a target market for our carbon composite materials. Material technical specifications in the entertainment industry are expected to be less demanding than the technical specifications in the aerospace industry, and we plan to initially target amusement park suppliers in California.

Aerospace is a more demanding industry but is very attractive. We are currently exploring the possibility of working with several aerospace suppliers. In recent years, the aerospace industry’s demand for carbon materials has grown tremendously with the demand of new satellites for commercial applications. SpaceX is a good example. We have currently developed a design for special high stress resistant tanks for small rockets for placing satellites in orbit. Our CEO worked in the past within the Department of Aerospace at the University of Long Beach (CA) on the development of tanks and outside parts for mini-rockets to launch weather satellite. A rocket in its simplest form is a chamber enclosing a gas under pressure. A small opening at one end of the chamber allows the gas to escape, and in doing so provides a thrust that propels the rocket in the opposite direction. A good example of this is a balloon. Air inside a balloon is compressed by the balloon's rubber walls. The air pushes back so that the forces on each side are balanced. When the nozzle is released, air escapes through it, and the balloon is propelled in the opposite direction. With space rockets, the gas is produced by burning propellants that can be solid or liquid in form or a combination of the two. The challenge is therefore to create tanks as light as possible but able to sustain extremely high pressures. The action allowing a rocket to lift off is the expelling of gas out of the engine. The reaction is the movement of the rocket in the opposite direction. To enable a rocket to lift off from the launch pad, the action, or thrust, from the engine must be greater than the mass of the rocket. Thus, the mass of the tank relative to its strength, and reliability is critical. In the past, propellant tanks have been fabricated from metals. It was only in late 2013 that the National Aeronautics and Space Administration ("NASA”) announced it had completed the development and testing of the first propellant tank made of composite materials. Liquid oxygen and liquid hydrogen have been the traditional cryogenic propellants used to provide the enormous thrust necessary to launch large rockets and space shuttles into space. We believe that our material design will permit the creation of pressurized tanks having the type of required high strength and stress resistance coupled with very low weight, permitting the rocket to bring additional load in excess of those currently possible. We believe we will be able to penetrate this industry, and we have already approached one prospective client that has an interest in our design. However, to serve the market, it is mandatory that we successfully develop the contemplated materials and pass ISO tests to be allowed to supply the aerospace industry. It is the intention of the company to pass such tests. To obtain such accreditation is a lengthy and costly process. We anticipate that it will take us 18 months to be able to obtain full aerospace accreditation. During that time, we still plan to supply small parts to other contractors to the aerospace industry—parts that do not require full aerospace accreditation.

In the art & design industry, we are expecting to offer design and development services and our materials to artists looking for new materials to create original parts for their artwork. For instance, well-known artist Jeff Koons has introduced the use of carbon and new composites in his artwork. Such artists generally subcontract the manufacturing of the parts to plastic companies. We believe that developing a facility with “state of the art” equipment for the development and testing of new carbon and composite materials should attract such artists to retain the Company to serve their needs. One of our directors, Professor Greg Lynn, has created a few pieces of artwork himself using carbon and composite materials, is well known in this industry, and in conferences around the world has described “the new frontiers” created by new composite materials. We anticipate that Professor Lynn will be able to facilitate our introduction into the industry as Professor Lynn continues to make presentations about the use of carbon composites in new industries. For instance, in January of 2015, Professor Lynn participated in an exhibition at the USC School of Architecture dedicated to the crossover from the high performance yacht racing industry to architecture. It focused on the use of carbon composite construction in the building industry and highlighted the exterior building panels used at the Site Santa Fe Museum and the interior applications at the Bloom House in Southern California, both designed by Professor Lynn. As part of the event, the USC School of Architecture organized a public symposium on combining composite construction from the sailing industry with architecture with an emphasis on “performative composite and architecture and structural engineering.” The next day, his team led a hands-on workshop with over 50 faculty and students on the principles of composite construction. At the International Superyacht Symposium in Austria, Professor Lynn was the closing speaker, and the “Carbon Crystal Sails” he developed in partnership with Swarovski were the main exhibition showing the use of load-path-oriented carbon fiber to support over three-million crystals as a luxury translucent enclosure material for use by architects and designers. In February, Professor Lynn gave a lecture at the Princeton University School of Architecture on lightweight carbon composite construction in the building industry. We anticipate that Professor Lynn will ultimately enhance the presence and visibility of our Company in the industry.

We are currently preparing a patent application for a carbon fiber pre-preg and wet resin impregnated, in-mold coating. “Pre-preg” refers to “pre-impregnated” composite fibers where a matrix material, such as epoxy or carbon, is already present. The carbon fibers often take the form of a weave, and the matrix is used to bond them together and to other components during manufacture. The matrix is only partially cured to allow easy handling; this is called “B-Stage material” and requires cold storage to prevent complete curing. B-Stage pre-preg is always stored in cooled areas since heat accelerates complete polymerization. Hence, composite structures built of pre-pregs will mostly require an oven or autoclave to cure.

We have not filed the patent application yet, but the application we are preparing is for a process patent that the Company believes is a novel approach to the coating of carbon fiber pre-preg and wet impregnated laminates in female molds. The worldwide trend in pre-preg machinery is favoring flexible, multifunctional systems for the production or various products made from roving textiles and multi-axial structures. The combination of fibers such as carbon, glass and aramid with epoxies for use in reinforced plastics for lightweight products in aerospace, marine and automotive industries is gaining more and more importance.

Consequently, the design of specialized coating technologies and the effective treatment of the fiber materials for pre-preg products is growing in importance. These issues present a number of mechanical engineering challenges. Generally, pre-preg products are temperature-activated intermediate products with tailor-made properties. Application advantages for the use of pre-pregs include:

  superior stiffness;
  high tensile strength;
  low density;
  low corrosion resistance;
  high vibration resistance;
  low heat elongation;
  low weight;
  extraordinary fatigue resistance;
  easy installation in use; and
  low maintenance costs in use.

In general, it is necessary to apply epoxy resin or phenol resin chemistry on a variety of substrates made of different material types. The design of machinery leading to difficulties in handling various materials must be evaluated for winding material guiding coating and drying processes. Depending on the substrate, the coating chemistry, and the end product, it is necessary to perform a detailed evaluation of each piece of equipment proposed for the coating and impregnating lines.

The Company believes that it understands the process well and has found ways to use specialized machinery to impregnate molds. This prospect technology speeds up the process, allows better quality molding, and improves the material properties in demanding applications. This novel approach describes primarily the methodology of applying carbon in a certain fashion to create a substrate with a high stress level and very clean aspect. The Company intends to file additional patents as necessary to protect its strategic position. For instance the Company is exploring the cost benefits of introducing carbon nano-particles in the impregnation process. Carbon nano-particles are expensive, but the enhancement of the material is such that the quantity used are minimal and could translate into a reduction of the overall quantity of carbon being used thus reducing the overall weight of the material with an enhancement of the physical properties. This research is still on-going, and the results are unknown at this stage, but if the results of the Company’s research are positive, it would file a patent accordingly. The Company is also exploring the existence of carbon-related patents held by universities to see if a joint development agreement would accelerate and enhance the Company’s position and reinforce the Company’s ultimate patent portfolio. The Company is currently reviewing research and patents performed and held by several domestic universities related to the Company’s business plan. There is no assurance that we will be successful in being granted any patents, or of finding such patents held by third parties and successfully negotiating a license and development agreement with any such third parties.

If the Company is successfully in obtaining a patent or patent rights, the Company’s methods could be licensed to third parties both within the industry and outside of the industry the Company is targeting with its technology. For instance, if the Company can complete research and development on the use of carbon nano particles, such work could be used by the Company in the marine, art & design, aerospace, entertainment, and construction industries and licensed out to the electronics and even energy industries due to the conductivity of the final materials, which conductivity is a side property of the materials we are currently developing in our current research.

During the next twelve months, the Company intends to concentrate on developing a facility in Orange County, California, and will also continue its research and patent pursuits on the various aspects of carbon and composite materials and coating applications. We are initially targeting developing the facility at the Westerly Marine complex. Westerly Marine operates a shipyard on a large property in Orange County, California. Westerly Marine is unrelated to us or our affiliates, and while we have had numerous discussions with them to rent part of their facility to build up a research center that both we and Westerly Marine would be able to use to enhance our capabilities, we have not finalized the terms of the transaction, and there is no agreement to as to when and if such a lease would start. In the event that our discussions with Westerly do not result in an agreement satisfactory to us, we are considering other locations in the Long Beach area of California and in Orange County to develop our facility.

Currently, the Company’s projects are being developed and tested at an outside laboratory, Studio BC6, that does not have equipment required for each of the sectors the Company intends to target. The Company has not entered into any contracts relating to the use of the laboratory at Studio BC6. With the goal of realizing economy-of-scale competitive advantages, the Company will for the next nine months be concentrating its operational efforts on developing a single R&D facility. To develop that facility will require approximately $1,250,000 in funding, which will be used to acquire the necessary equipment, lease the industrial space, and improve the current compound. Currently, we have selected the equipment we would like to purchase for installation in the facility and have developed an equipment and build-out plan. The purchase of equipment and build-out of the facility is dependent on us receiving financing through the Primary Offering, and therefore we have not yet purchased any equipment. We expect to begin development of the facility within one month of receiving at least $1,000,000 in financing under the Primary Offering, and we expect the facility to be complete about nine months after beginning development.

Following the completion of equipment installation, the Company intends to continue its carbon and composite research and file a patent prior to the end of 2015 relating to introducing carbon nano-particles during the impregnation process. The Company hopes to begin licensing out its processes to the marine industry within three months of completion of the facility, with such licensing resulting in the Company’s initial revenue. The Company has identified several potential clients in the marine industry for its prepreg carbon composite coating technology. Simultaneous with its licensing and marketing efforts following completion of the facility, the Company will devote a portion of its operational efforts to having the facility receive the necessary aerospace accreditation. That process will likely take at least six months. After completing its its initial technology licenses in the marine industry, the Company intends to attract new talent to develop its sales force for other industries beyond the marine industry. The post-facility development phase will require about $1,000,000 in funding to permit the Company to obtain necessary accreditation, hire the necessary qualified staff, and develop marketing efforts in the marine, aerospace, entertainment, and art & design industries. The Company may also acquire small competitors during this second phase to accelerate growth.

To finance its operations during 2015 and in 2016, the Company is initially focusing on equity financing. Beyond the current placement of $1,000,000 of common stock being offered in the Primary Offering, the Company is currently planning on completing additional equity financing after completion of the Primary Offering in the amount of $2,250,000. We have not identified any potential investors, and there can be no assurance that we will ever receive any additional equity funding, or even that we will sell any or all of the Primary Offering Shares.

Results of Operations

For the Six Months Ended April 30, 2015

The following tables set forth key components of our results of operations, in dollars for the periods indicated.

	Three Months Ended	Six Months Ended
	April 30,	April 30,
Statement of Operations Items-	2015	2015

Revenues	$-	$-
Cost of Goods Sold	$-	$-
Selling, General and Administrative Expenses	$89,176	$223,225
Total Other income (expense)	$-	$-
Net loss	$(89,176)	$(223,225)

We have generated no revenues since our inception, and our operating expenses incurred for the three and six months ended April 30, 2015, are $89,176 and $223,225. Net loss for the three months and six months ended April 30, 2015, was $89,176 and 223,225. Since commencing operations in May of 2014, we have devoted substantially all of our efforts to research and development efforts, discussions with Westerly Marine regarding the development of a Company research and development facility at Westerly Marine’s industrial complex, recruitment of personnel, and discussions with industry personnel to identify the Company’s target customers and markets. We have a limited operating history, and the revenue and income potential of our business and market are unproven.

For the Period from Inception on May 23, 2014, through October 31, 2014

The following tables set forth key components of our results of operations, in dollars for the periods indicated.

Year Ended
October 31,
2014
Statement of Operations Items-
Revenues	$-
Cost of Goods Sold	$-
Selling, General and Administrative Expenses	$53,466
Total Other income (expense)	$-
Net loss	$(53,466)

We have generated no revenues since our inception, and our operating expenses incurred from inception through October 31, 2014, are $53,466. Since commencing operations in May of 2014, we have devoted substantially all of our efforts to research and development efforts, discussions with Westerly Marine regarding the development of a Company research and development facility at Westerly Marine’s industrial complex, recruitment of personnel, and discussions with industry personnel to identify the Company’s target customers and markets. We have a limited operating history, and the revenue and income potential of our business and market are unproven.

Additionally, the following tables set forth key components of our balance sheet as of April 30, 2015, and October 31, 2014, in dollars.

	As of	As of
	April 30,	October 31,
	2015	2014
Balance Sheets Items-
Cash	$846	$100
Total current assets	$846	$100
Total assets	$846	$100
Account payable, related parties	$10,204	$9,004
Accounts payable and accrued liabilities	$196,083	$29,412
Total current liabilities	$206,287	$38,416
Total liabilities	$206,287	$38,416
Stockholders' equity (deficit)	$(205,441)	$(38,316)

At April 30, 2015, the Company had cash and cash equivalents of $846, and a working capital deficit of $205,441, and at October 31, 2014, the Company had cash of $100, and a working capital deficit of $38,316.

Purchase or Sale of Equipment

We currently have no equipment.

Liquidity and Capital Resources

Our balance sheet as of April 30, 2015, only reflects assets of $846 consisting of cash and cash equivalents, and our cash and cash equivalents from inception to date have been insufficient to provide the working capital necessary to operate or expand operations to date. At April 30, 2015, we had (1) accrued payroll and benefits of $196,083 due to two employees (and the related employer payroll taxes relating to the payroll) for the period from September, 2014 to April, 2015; and (2) a working capital deficit of $205,441.

Our balance sheet as of October 31, 2014, only reflects assets of $100 consisting of cash and cash equivalents, and our cash and cash equivalents from inception to date have been insufficient to provide the working capital necessary to operate or expand operations to date. At October 31, 2014, we had (1) accrued payroll and benefits of $29,412 due to one employee (and the related employer payroll taxes relating to the payroll) for the period from September to October of 2014; and (2) a working capital deficit of $38,316.

We expect cash and cash equivalents and expected cash flows from operations to be sufficient to cover operating expenses for the next three months only.

We anticipate that we will continue generating losses and, therefore, will be unable to continue operations in the future if we are unable to acquire additional capital by issuing debt or equity or entering into a strategic arrangement with a third party for funding. We initially plan on completing the Primary Offering and raising $1,000,000 of capital, which would be sufficient for us to operate for the next twelve months. Other potential sources of financing include private equity financing, debt financing, or other sources, which may result in the dilution in the equity ownership of our shares. Our future is dependent upon our ability to obtain financing, a successful marketing and promotion program and, further in the future, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. We will require additional funds to maintain our reporting status with the SEC and remain in good standing with the State of California. However, there can be no assurance that additional capital will be available to us, either through the Primary Offering, through other equity financing, or through debt financing. We currently have no agreements, arrangements or understandings with any person to obtain additional funds through bank loans, lines of credit or any other sources.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

California Carbon Industry, Inc. was incorporated under the laws of the State of California on May 23, 2014, and is a development-stage company focused on the design, development, and eventually the manufacture of advanced carbon composites. We plan to introduce advanced carbon materials and composites to the aerospace, automotive, marine, entertainment, art, furniture, and construction industries, but we do not yet have any products. We hope that our planned materials and composites will force a major evolution in the traditional methods and materials used in these industries to meet the industrial needs of tomorrow.

The address of our principal executive office is:

California Carbon Industry, Inc.
222 Sepulveda Boulevard, Suite 2000
El Segundo, CA 90245

Our telephone number is (310) 364-5262.

Industry Overview

We have made plans to be involved in the following industries:

Aerospace and Avionics
For the past 100 years, aviators have been perpetually seeking to improve the speed, density, and strength components of aircraft. This quest has seen an evolution in materials – from paper to fabric, steel to aluminum – as the dream of faster and higher became reality. We feel that our anticipated carbon and composite materials can further assist in this aviation evolution, and that our specific knowledge and personnel may affect the industry dramatically.

Automotive
Recent years have shown the stress placed on automobile manufacturers to design fuel-efficient vehicles. Fuel efficiency is compromised when the engine is made to propel an overly heavy vehicle. We envision using our contemplated lightweight carbon technologies to replace materials currently used by car manufacturers, which in effect will reduce the weight of vehicles and increase fuel efficiency.

Marine
Much like aircraft manufacturers, marine vehicle designers have been seeking out a reliable, long-term option for light, yet strong and durable materials. This problem has existed generally for all boat makers, but we feel the greatest market for our potential products is found among yacht builders. These high-performance machines, while a symbol of exclusivity, can be improved with the cost-reducing composites we plan to produce, meaning a more structurally sound, efficient craft.

Art and Furniture
Carbon fiber has emerged as an exciting medium for aesthetics and design, due to its clean, functional look. Artists and designers worldwide are implementing this material for its strength and ease of use. We feel we are properly positioned to serve as a supplier for this material to those artists and artist suppliers wanting form and function.

Construction
The United States constructs building space at approximately 6.5 billion square feet per year, which has historically been done with traditional materials such as concrete, steel, and wood. By introducing our carbon composites as an alternative building material, CCI has opportunity to provide components that are faster to produce, environmentally friendly, and consistent with contemporary design.

Market Opportunity

Competitive Advantages
Carbon fiber composite materials boast lightweight durability that have no comparison to traditional materials. The growing number of applications for this technology shows it to be sought out for its performance and look. No longer is carbon fiber a hidden structural feature, as builders and designers are proud to show off this element as a symbol of exclusivity and class. Several features make this technology worthy of our pursuit:

  Fluidity allows for new aesthetic possibilities, as carbon fiber can be molded into complex forms, producing ideal geometric shapes.
  The ability to integrate special surface finishes with a variety of unique effects, including simulating traditional materials.
  Carbon composites typically weigh as little as 25% of steel equivalents. Lighter components in vehicles translates to more payload capacity.
  Less deformation after manufacture than alternative materials, allowing for faster travel for ocean liners.
  Rapid installation encourages time and cost savings.
  Superior durability with reduced life costs and less degrading.
  Improved thermal insulation without cold bridging.
  Highly resistant to corrosion equates longevity.

Corporate Advantage
Few organizations understand the potential of carbon composite technology, and California Carbon Industry intends to become the preeminent company in this field in the United States. We believe that the practical experience and knowledge of CCI’s management will position the Company to effectively specialize in the design and manufacture of high-end carbon composite materials, and to supply the world with carbon fiber, aramid and glass fiber reinforced pre-pregs, structural laminate, adhesives, resins, and consumables.

Growth Strategy

Patent
We are in process of filling a patent to protect a method of pre-impregnation and wet resin in-mold coating. The Company feels this technique to be a novel approach to coating carbon fiber and wet impregnated laminates, which will address the trend of employing flexible, multifunctional systems for production of roving textiles and multi-axial structures.

Aerospace
This industry is attractive to CCI, as the Company feels its methods and design will enable it to produce low weight rockets that allow for carrying more cargo. However, to serve this market on a large scale, the Company will be required to meet ISO AS 9100 and NADCAP—the National Aerospace and Defense Contractors Accreditation Program. AS9100 is a widely adopted and standardized quality management system for the aerospace industry. It was released in October of 1999 by the Society of Automotive Engineers and the European Association of Aerospace Industries. In addition, we anticipate that the Company will need additional NADCAP accreditation, especially to be eligible to supply Boeing, NASA or Airbus. For “special processes” that cannot be readily inspected or tested, some aerospace manufacturing processes must be accredited pursuant to NADCAP. This accreditation requires specialized audits against specific NADCAP requirements for individual processes separate from any of the Company’s quality control systems, and NADCAP process accreditation requires the Company’s quality control system itself to be certified to AS9100 before NADCAP auditing can be conducted. NADCAP is an industry-managed approach to conformity assessment that brings together technical experts from both industry and government to establish requirements for accreditation, accredit suppliers and define operational program requirements. This results in a standardized approach to quality assurance and a reduction in redundant auditing throughout the aerospace industry because prime contractors, suppliers and government representatives have joined forces to develop this program that encompass testing. The NADCAP accreditation process is historically lengthy, and the Company anticipates it will be as long as 18 months before it is granted such certification. In the meantime, CCI will be permitted to manufacture smaller components on a contract basis for other aerospace designers, and we plan to do so. Once granted certification, we plan to distribute its materials and products directly to both large parts suppliers in the aerospace industry, as well as large aerospace firms s uch as SpaceX, NASA, Airbus and Boeing. Our plans to distribute materials to large aerospace firms are not memorialized in any contracts with those firms, and our plans are not assured in any respect and may not be successful.

Marine
The marine industry has been like the aerospace industry searching for lighter and better-performing materials and has also been using cutting-edge composite solutions in structural engineering design methods and materials for the world’s most renowned sailing and racing projects. Composite product innovations such as ultra-high performance pre-pregs and ultra-light weight cores have become an integral part of the development programs for such events.

The last couple of years were tough ones for the boat building industry. But change also creates opportunities. While there was a noticeable consolidation amongst yacht builders, the market continued to develop. It has become more exclusive; buyers today seek better-performing boats and are therefore more demanding on structure, weight savings and efficiency. We believe that CCI can answer that demand in offering new materials and technology more adapted to the new demand for the new era of super-yacht market.

The Company has a plan to create a research and development facility at Westerly Marine, an existing shipyard already using carbon, and will focus its efforts over the next twelve months on doing so. We envision this facility to be the future home of all research and development for every industry we serve. We plan to distribute materials produced in any facility we develop to Westerly Marine and Goetz Boats, as well as to the general public, and we plan to license our prepreg processes to parts suppliers in the marine industry.

Other Industries
We anticipate that we will need to adapt the technology and materials we develop to meet building code requirements so that they can be used in the building and construction industry, and we hope to ultimately market and sell our technology to Kreysler & Associates, a company located in northern California that is creating new building facades on existing buildings using new shaped composite materials.

For the automotive industry, we plan to license our technologies and processes to existing manufacturers.

Competition

There is some competition in the field as a few companies already use and develop carbon and composite technology. However, they generally do so for very specific applications. Some of these companies are very large and have strong financial support: Boeing and Airbus are very active in aerospace and avionics. SpaceX more recently started to explore the use of carbon in its aerospace development. Janicki Industries a medium-size private company which originally designed tooling but has extended its work into supplying carbon and composite parts to NASA. Premiere Composite Technology (“PCT”) from Dubai (UAE) is probably the most prominent company in the field. PCT was founded in 2006 with only five people in a small office in a rented factory in Dubai Investments Park and has since seen tremendous growth. Over the years, PCT has positioned itself as a major global supplier and manufacturer of advanced composite components delivering numerous key projects to its worldwide customer base. PCT focuses on five core market sectors: Architecture, Marine, Rail, Aerospace and Renewable Energy.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

We are currently working on a patent but have yet filed a patent application or acquired any patent rights. We have not entered into any franchise agreements or other contracts that have given, or could give rise to, obligations or concessions.

Governmental Regulations

We will be governed by laws and regulations governing production and distribution of carbon-based materials products. We believe that we are currently in compliance with all laws which may govern our operations and have no current liabilities thereunder. Our intent is to maintain strict compliance with all relevant laws, rules and regulations.

Employees

CCI currently has one full-time employee, our CEO and director, Mr. Courouble, and one part-time employee, our CFO and director, Mr. Okada, who works approximately 24 hours per week.

DESCRIPTION OF PROPERTY

CCI currently owns no real property or equipment. The Company currently leases office space in El Segundo, California, which lease expires on June 2015 but is renewable annually. The Company feels that this space is sufficient until operations significantly expand.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments of our current Directors and executive officers.

Name and Business Address	Age	Position

Frederick Courouble	46	Chairman of the Board, CEO
Michael Okada	47	Director, CFO
Greg Lynn	50	Director

Frederick Courouble, age 46, has received numerous degrees in engineering, architecture and design, including a Master of Science degree in Aerospace Engineering from California State University Long Beach, where his Master’s thesis was awarded “Outstanding Master’s Thesis 2007” from the college of Aerospace Engineering. His undergraduate work earned him degrees from Southampton Institute in Southampton, England, and Ecole Speciale d’Architecture in Paris, France. Mr. Courouble is the founder of Courouble Design & Engineering, Inc., which specializes in yacht and aerospace design, and where he has worked since 2002. Mr. Courouble also served in designer capacities at the firms of Kernan Courouble Yacht Design and Alan Andrews Yacht Design between 1998 and 2002, and he has served California State University Long Beach as a researcher and naval architect. Mr. Courouble is not a member of the Board of Directors of any other corporation.

The Company believes that Mr. Courouble’s education, expertise, and extensive experience provide him the insight and management experience to properly operate the Company, and that all of these qualities make him a valuable member of the Company’s Board of Directors.

Michael Okada, age 47, has over 24 years of executive financial management experience in high growth entrepreneurial companies. Mr. Okada has held senior management roles with public companies in a broad range of industries, including technology, semiconductors, software, pharmaceuticals, medical devices, health care, apparel and manufacturing. Mr. Okada is currently the CFO and a director Gen3Bio, Inc., a Nevada corporation formed in 2014 focused on developing algae-based biofuels, bioplastics, and specialty chemicals, which recently filed a registration statement on Form S-1 (SEC file number 333-199963). From 2011 and prior to joining California Carbon Industry, Mr. Okada served as Senior Vice President and Chief Financial Officer for Cereplast, Inc., an emerging growth publicly-traded bio-plastic resin manufacturer, which sought protection under Chapter 11 of the U.S. Bankruptcy Code in 2014 (“Cereplast”). In addition to filing for bankruptcy protection, Cereplast is no longer current in its reporting obligations and appears to be dormant. Prior to Cereplast, Mr. Okada served as Vice President of Finance and Corporate Controller of Mindspeed Technologies, a formerly publicly-traded fabless semiconductor company which provided technology solutions for the wireless network infrastructure industry (“Mindspeed”). Mindspeed was acquired by M/A-COM Technology Solutions Holdings, Inc., a supplier of RF, microwave, and millimeter wave products, in an all-cash tender offer in December of 2013, resulting in Mindspeed’s common stock no longer being listed or traded on the NASDAQ Global Market as of December 18, 2013, and Mindspeed no longer being publicly reporting. Mr. Okada received a B.S. in Accounting from Santa Clara University. Mr. Okada is a Certified Public Accountant (inactive) in the State of California and is a member of the American Institute of Certified Public Accountants. He is currently the CFO and a member of the board director of California Carbon Industry, Inc.

The Company believes that Mr. Okada’s accounting education and experience make him a valuable member to the Company’s Board of Directors.

Greg Lynn, age 50, graduated from Miami University of Ohio in 1986 with Bachelor’s Degrees in Environmental Design and Philosophy. He subsequently earned a Master of Architecture degree from Princeton University. He has won the Golden Lion at the Venice Biennale of Architecture, received the American Academy of Arts & Letters Architecture Award, and was awarded a fellowship from United States Artists. Since 2000, he has been a professor of architecture at UCLA, Yale, and the University of Wien in Austria. Mr. Lynn has authored eight books. He does not hold any other directorship except for being a member of the Board of Directors of the Company, Lynn Form Architecture, and Lynn Yachts.

The Company believes that Mr. Lynn’s design and architecture education and experience make him a valuable member to the Company’s Board of Directors.

Board Composition
Our By-Laws provide that the Board of Directors shall consist of not less than one nor more than seven directors. Each director of the Company serves until his successor is elected and qualified, subject to removal by the Company’s majority shareholders. Each officer shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors, and shall hold his office until his successor is elected and qualified, or until his earlier resignation or removal.

No Committees of the Board of Directors; No Financial Expert
We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee or financial expert. Management has determined not to establish an audit committee at present because our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. As such, our entire Board of Directors acts as our audit committee. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Auditors
Our principal registered independent auditor is:
Sadler, Gibb & Associates, L.L.C.
2425 East Parleys Way, Suite 320
Salt Lake City, UT 84109
Phone: (801) 783-2950

Code of Ethics
The Board of Directors has established a written code of ethics that applies to the Company’s officers. A copy of the Code of Ethics is filed as Exhibit 14.1.

Potential Conflicts of Interest
Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence
Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that our directors do not meet the independence requirements, according to the applicable rules and regulations of the SEC.

Involvement in Legal Proceedings
Other than as disclosed below, none of our officers and/or directors has filed a personal bankruptcy petition, had a bankruptcy petition filed against any business of which they were a general partner or officer at the time of bankruptcy or within two years prior to that time, or has been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.

Our CFO and director, Michael Okada, and our affiliate, Frederic Scheer, were officers of Cereplast, Inc. (SEC file number 001-34689) that filed for bankruptcy in January of 2014, and they subsequently resigned from their respective positions with Cereplast in March of 2014. Mr. Scheer was also a director of Cereplast until March of 2014, when he resigned from that position as well, and he last had a controlling interest in Cereplast in 2010 and a minority interest in Cereplast thereafter. Mr. Okada did not ever have a controlling interest in Cereplast. In addition to filing for bankruptcy protection, Cereplast is no longer current in its reporting obligations and appears to be dormant.

Compliance with Section 16(a) Of the Exchange Act
Upon the effectiveness of this Registration Statement, we intend to file a Form 8-A registration statement under Section 12 of the Securities Exchange Act of 1934, as amended, Section 16(a) of that act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officers and directors for all services rendered in all capacities to our company for the years ended October 31, 2014:

SUMMARY COMPENSATION TABLE

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	Year	($)	($)	($)	($)	($)	($)	($)
Frederick Courouble, CEO & Director	2014*	25,000	-	-	-	-	2,500**	27,500
Michael Okada, CFO & Director	2014	-	-	-	-	-	-	-
Greg Lynn, Director	2014	-	-	-	-	-	-	-

* For the year ended October 31, 2014, with Mr. Courouble’s salary of $12,500 per month accrued for September and October of 2014.
** Accrued health insurance expenses of Mr. Courouble.

We have no pension, health, annuity, bonus, insurance, stock options, profit sharing, or similar benefit plans. No stock options or stock appreciation rights have been granted to any of our directors or executive officers; none of our directors or executive officers exercised any stock options or stock appreciation rights; and none of them hold unexercised stock options. We have no long-term incentive plans.

Outstanding Equity Awards
Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors
Other than as disclosed in the compensation table above, our directors do not receive compensation for their services as directors.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements
There are no formal employment contracts, or other contracts with our officers or directors, but we have informal unwritten arrangements beginning in September of 2014 to pay Mr. Courouble a salary of $150,000 per year, and Mr. Okada a salary of $100,000 per year beginning in November of 2014, as well as to provide them health insurance coverage or reimburse them for their monthly health insurance expenses. We are accruing Mr. Courouble’s and Mr. Okada’s salary and health insurance expenses. There are no other material terms of our employment arrangements with our officers and directors. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of August 5, 2015, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 28,375,000 shares of our common stock issued and outstanding as of August 5, 2015. We do not have any outstanding options, warrants exercisable for, or other securities convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed below is care of California Carbon Industry, Inc., 222 Sepulveda Boulevard, Suite 2000, El Segundo, California, 90245.

Name of Beneficial Owner	Title Of Class	Amount and Nature of	Percent of Class
Frederick Courouble (1)	Common	6,000,000 Shares	21.15%
Michael Okada (1)	Common	2,000,000 Shares	7.05%
Gregory Lynn (2)	Common	1,000,000 Shares	3.52%
Frederic Scheer (3)	Common	9,000,000 Shares	31.72%
Stephan Garden (4)	Common	3,500,000 Shares	12.33%
Craig Wynn (5)	Common	6,000,000 Shares	21.15%
All Officers and Directors	Common	9,000,000 Shares	31.72%

(1) Officer and Director.
(2) Director.
(3) Frederic Scheer owns 1,000,000 shares of the Company’s common stock held in his own name, beneficially owns 8,000,000 shares of the Company’s common stock held in the name of Libra6 Management, Corp and his address is 5605 Riggins Ct, Suite 200, Reno, Nevada, 89502.
(4) Stephan Garden owns 1,000,000 shares of the Company’s common stock held in his own name, beneficially owns 2,500,000 shares of the Company’s common stock held in the name of Turnaround Trading & Advisory, LLC and his address is 1946 Stadium Dr., Suite 3, Bozeman, Montana, 59715.
(5) Craig J. Wynn beneficially owns 6,000,000 shares of the Company’s common stock held in the name of Ideal Ventures Fund, LLC, and has an address of 101 Convention Center Drive, Suite 700, Las Vegas, Nevada, 89109.

PLAN OF DISTRIBUTION

The Primary Offering shares will be sold in a “direct public offering” through our officer and director, Frederick Courouble, who may be considered an underwriter as that term is defined in Section 2(a) (11). Mr. Courouble will not receive any commission in connection with the sale of shares, although we may reimburse him for expenses incurred in connection with the offer and sale of the shares. Mr. Courouble intends to sell the shares being registered according to the following plan of distribution:

  Shares will be offered to friends, family, and business associates of Mr. Courouble

Mr. Courouble will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a) (4) (ii), he must be in compliance with all of the following:

  he must not be subject to a statutory disqualification;
  he must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;
  he must not be an associated person of a broker-dealer;
  he must primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Company otherwise than in connection with transactions in securities; and
  he must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Mr. Courouble will comply with the guidelines enumerated in Rule 3a4-1(a) (4) (ii). Neither Mr. Courouble, nor any of his affiliates, will be purchasing shares in the offering.

You may purchase shares by completing and manually executing a simple subscription agreement and delivering it with your payment in full for all shares, which you wish to purchase, to our offices. A copy of the form of that subscription agreement is attached as an exhibit to our registration statement of which this Prospectus is a part. Your subscription shall not become effective until accepted by us and approved by our counsel. Acceptance will be based upon confirmation that you have purchased the shares in a state providing for an exemption from registration. Our subscription process is as follows:

  prospectus, with subscription agreement, is delivered by the Company to each offeree;
  the subscription is completed by the offeree, and submitted with check back to the Company where the subscription and a copy of the check is faxed to counsel for review;
  each subscription is reviewed by counsel for the Company to confirm the subscribing party completed the form, and to confirm the state of acceptance;
  once approved by counsel, the subscription is accepted by Mr. Courouble, and the funds deposited into an account labeled: California Carbon Industry, Inc. within four (4) days of acceptance;
  subscriptions not accepted are returned with all funds sent with the subscription within three business days of the Company’s receipt of the subscription, without interest or deduction of any kind.

Funds will be deposited to the following:

California Carbon Industry, Inc.
JP Morgan Chase bank NA
P O Box 659754
San Antonio, TX 78265 – 9754

The Selling Security Holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales will be at a fixed price of $0.05 per share until a trading market emerges for the securities. The Selling Security Holders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  to cover short sales made after the date that this prospectus is declared effective by the Commission;
  broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. For more information, see the section titled “Rule 144” herein on page 33.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 462(c) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on the OTC Bulletin Board at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules. These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

Upon our being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a post-effective amendment to this prospectus will be filed, if required, pursuant to Rule 462(c) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s). In addition, upon our being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of our common stock, a post-effective amendment to this prospectus will be filed if then required in accordance with applicable securities law.

Prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from FINRA.

The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such Selling Security Holder’s business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Security Holder that it may not use shares registered on this prospectus to cover short sales of our common stock made prior to the date on which this prospectus shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations there under promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

All sales by the Company to the public through the direct Primary Offering will be issued directly from the Company to the subscriber as a proceeds-generating offering for the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 1, 2014, we issued 1,000,000 shares of common stock to Frederic Scheer, in consideration of founding services contributed by Mr. Scheer valued at par value, or $0.001 per share. On August 9, 2014, we issued 2,000,000 shares of common stock to Libra6 Management, Corp, an entity beneficially owned by Mr. Scheer, in consideration of general business consulting services relating to coordination of the preparation of this registration statement, valued at par value, or $0.001 per share. On October 30, 2014, we issued an additional 6,000,000 shares of common stock to Libra6 Management, Corp, in consideration of a capital contribution of $6,000 received after the close of our fiscal year on October 31, 2014.

On August 18, 2014, we issued 100,000 shares of common stock to Stephan Garden, in consideration of a founding capital contribution of $100, and we issued an additional 900,000 shares to him in consideration of founding services valued at par value, or $0.001 per share. Also on August 18, 2014, we issued 250,000 shares of common stock to Turnaround Trading & Advisory, LLC, an entity beneficially owned by Mr. Garden, in consideration of a founding capital contribution of $250, and we issued an additional 2,250,000 shares to it in consideration of founding services valued at par value, or $0.001 per share.

On September 24, 2014, we issued 2,000,000 shares of common stock to Michael Okada, our CFO, in consideration of founding services contributed by Mr. Okada valued at par value, or $0.001 per share.

On September 29, 2014, we issued 1,000,000 shares of common stock to Gregory Lynn, our director, in consideration of founding services contributed by Mr. Lynn valued at par value, or $0.001 per share.

On October 1, 2014, we issued 6,000,000 shares of common stock to Frederick Courouble, our CEO and director, in consideration of founding services contributed by Mr. Courouble valued at par value, or $0.001 per share. On October 30, 2014, we issued 6,000,000 shares of common stock to Ideal Ventures Fund, LLC, in consideration of a capital contribution of $6,000 received after the close of our fiscal year on October 31, 2014.

As of October 31, 2014, we owed $25,000 in accrued salary to Frederick Courouble, $2,500 for Mr. Courouble’s health insurance expenses, and $1,912 in associated employer payroll taxes

One of our founders and promoters, our CFO and director, Mr. Okada, is the CFO, a director, and promoter of Gen3Bio, Inc. (“Gen3Bio”), a Nevada corporation focused on developing algae-based biofuels, bioplastics, and specialty chemicals, which recently filed a registration statement on Form S-1 (SEC file number 333-199963). Our founder and promoter, Frederic Scheer (and his entity, Libra6 Management, Corp.), is also a founder and promoter of Gen3Bio; our founder, CEO and director, Mr. Courouble, and our founder and promoter, Stephan Garden (and his entity Turnaround Trading & Advisory, LLC) are minority shareholders of Gen3Bio; and our affiliate, Craig Wynn (and his entity, Ideal Ventures Fund, LLC), is a founder and promoter of Gen3Bio. Mr. Scheer has represented to us as follows: (1) that he may also be considered an affiliate of American Housing Income Trust, Inc. f/k/a Affinity Mediaworks, Inc. (SEC file number 333-150548) (“AHI”) and was formerly a control person of the following public companies for the periods identified: Paramatti Finanziaria, SpA from 1983-1985 (traded on the Milan Stock Exchange at the time) (“PF”), De Angeli Frua, SpA from 1984-1986 (traded on the Milan Stock Exchange at the time) (“DAF”), Ausonia Assicurazioni, SpA from 1985-1986 (traded on the Milan Stock Exchange at the time) (“AA”), Melia NV from 1985-1986 (traded on the Amsterdam Stock Exchange at the time) (“MNV”), Melia Viajes & Hosteles, SA (traded on the Madrid Stock Exchange at the time) (“MVH”), Renta Immobiliara, SA (traded on the Madrid Stock Exchange at the time) (“RI”), Imperial Hotels, Inc. from 1987-1989 (traded on the OTCBB at the time) (“IH”), The Cannon Group, Inc. from 1987-1988 (traded on the NYSE at the time) (“TCG”), and Cofitras Entertainment from 1995-1998 (traded on the OTCBB at the time) (“CE”); (3) to the best of Mr. Scheer’s knowledge, AHI’s business has been changed and it appears that it is now a REIT, PF was incorporated in 1855 and has likely changed its business since inception, DAF was incorporated in the 1950’s and has likely changed its business since inception, AA was incorporated prior to World War 2 and has likely changed its business since inception, Mr. Scheer does not whether MNV has changed its business since inception, Mr. Scheer does not whether RI has changed its business since inception, IH was incorporated in the 1960’s and was in the hotel business until it was liquidated in the early 1990’s, TCG was incorporated in the 1970’s to finance and produce motion pictures and partially merged with MGM and was liquidated in the 1990’s, and CE was incorporated in the late 1970’s, changed its business in the 1990’s, and has likely been modified since then; and (4) that Mr. Scheer has not been associated with PF, DAF, AA, MNV, MVH, RI, IH, or TCG since the 1980’s, with CE since the 1990’s, and has never been a control person of AHI but has only been a greater than 10% shareholder of it. Other than as disclosed herein, Mssrs. Okada, Scheer, Courouble, Garden and Wynn have represented that they have not been control persons or promoters of any other public companies.

Our CFO and director, Michael Okada, and our affiliate, Frederic Scheer, were officers of Cereplast, Inc. (SEC file number 001-34689) that filed for bankruptcy in January of 2014, and they subsequently resigned from their respective positions with Cereplast in March of 2014. Mr. Scheer was also a director of Cereplast until March of 2014, when he resigned from that position as well, and he last had a controlling interest in Cereplast in 2010 and a minority interest in Cereplast thereafter. Mr. Okada did not ever have a controlling interest in Cereplast. In addition to filing for bankruptcy protection, Cereplast is no longer current in its reporting obligations and appears to be dormant.

Other than the transactions described above, none of the following parties has, since the date of incorporation, had any other material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

- The officers and directors;
- Any person proposed as a nominee for election as a director;
 - Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
- Any relative or spouse of any of the foregoing persons who have the same house as such person.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, which has been filed as an exhibit to our registration statement of which this Prospectus is a part.

Common Stock

We are authorized to issue 400,000,000 shares of common stock, par value $0.001, of which 28,375,000 shares are issued and outstanding as of August 5, 2015. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Preferred Stock

We are currently authorized to issue 100,000 shares of preferred stock, par value $0.001, of which 0 shares are issued and outstanding as of August 5, 2015. We have not designated any series of preferred stock, but our Board of Directors has the authority to designate the rights and preferences of each series of preferred stock without action by our stockholders, and then to issue shares of preferred stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue preferred stock in order to raise capital for our operations, your ownership interest may be diluted which would result in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants or options outstanding; nor are there any other equity or debt securities convertible into common stock.

Security Holders

As of August 5, 2015, there were 28,375,000 common shares issued and outstanding, which were held by 35 stockholders of record.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Transfer Agent

We have engaged VStock Transfer, LLC, as transfer agent to serve as agent for shares of our common stock. Our transfer agent’s contact information is as follows:

VStock Transfer, LLC
18 Lafayette Place
Woodmere, NY 11598
Tel: (212)-828-8436
www.VStockTransfer.com

Admission to Quotation on the Over-The-Counter Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the Over-The-Counter Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the Over-The-Counter Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The Over-The-Counter Bulletin Board differs from national and regional stock exchanges in that it

(1)	is not situated in a single location but operates through communication of bids, offers and confirmations between broker- dealers, and

(2)	securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the Over-The-Counter Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the Over-The-Counter Bulletin Board our securities will trade on the Over-The-Counter Bulletin Board. We may not now or ever qualify for quotation on the Over-The-Counter Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have outstanding an aggregate of 28,375,000 shares of our common stock. Of these shares, all of the 20,000,000 and 1,695,000 shares to be registered in this offering (in both the Primary Offering and Secondary Offering) will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The remaining 26,680,000 shares of common stock outstanding after this offering will be restricted as a result of securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act.

Rule 144

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale, and (iii) we are not and have never been a shell company (a company having no or nominal operations and either (1) no or nominal assets, (2) assets consisting solely of cash and cash equivalents, or (3) assets consisting of any amount of cash and cash equivalents and nominal other assets). If we ever become a shell company, Rule 144 would be unavailable until one year following the date we cease to be a shell company and file Form 10 information with the SEC ceasing to be a shell company, provided that we are then subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that we were required to file such reports and materials), other than Form 8-K reports.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

-

1% of the number of shares of our common stock then outstanding, which would equal approximately 483,750 shares, based on the number of shares of our common stock outstanding as of August 5, 2015 (28,375,000), and assuming the 20,000,000 shares being registered in the Primary Offering are sold; or

-	The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under the Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

EXPERTS

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with the Registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of California Carbon Industry, Inc. as of October 31, 2014, and for the year then ended, have been included herein in reliance on the report of Sadler, Gibb & Associates, L.L.C., an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting. The legal opinion rendered by Brunson Chandler & Jones, PLLC, regarding our common stock to be registered on Form S-1 is as set forth in its opinion letter included in this prospectus. The address of Brunson Chandler & Jones, PLLC, is 175 S. Main Street, 15th Floor, Salt Lake City, Utah, 84111.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Sadler, Gibb & Associates, L.L.C. is our independent registered public accounting firm. There have not been any changes in or disagreements with this firm on accounting and financial disclosure or any other matter.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about our securities, and us we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

CALIFORNIA CARBON INDUSTRY, INC.
222 Sepulveda Blvd, Suite 2000
El Segundo, CA 46032

Report of Independent Registered Public Accounting Firm and
Audited Financial Statements

As of October 31, 2014 and for the period from
May 23, 2014 (inception) through October 31, 2014

and

Unaudited Financial Statements

As of April 30, 2015 and for the three and six months ended April 30, 2015

CALIFORNIA CARBON INDUSTRY, INC.
Index to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
California Carbon Industry, Inc.

We have audited the accompanying balance sheet of California Carbon Industry, Inc. (“the Company”) as of October 30, 2014 and the related statements of operations, stockholders’ deficit and cash flows for the period from May 23, 2014 (date of inception) through October 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of California Carbon Industry, Inc. as of October 31, 2014, and the results of their operations and cash flows for the period from May 23, 2014 (date of inception) through October 31, 2014, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has generated no revenue to date, has an accumulated deficit and is dependent on financial support from its shareholders, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT January 30, 2015

CALIFORNIA CARBON INDUSTRY, INC.

Balance Sheet

October 31,
2014
Assets
Cash	$100
Total assets	$100

Liabilities and stockholders' equity
Accounts payable, related parties	$9,004
Accounts payable and accrued liabilities	29,412
Total liabilities	38,416

Stockholders' deficit:
Preferred stock, $0.001 par value, 100,000 shares authorized, no shares issued and outstanding	—
Common stock, $0.001 par value, 400,000,000 shares authorized, 27,500,000 shares issued and 15,150,000 shares outstanding	27,500
Additional paid in capital	—
Common stock subscribed, not issued	(12,350)
Accumulated deficit	(53,466)
Total stockholders' deficit	(38,316)
Total liabilities and stockholders' deficit	$100

The accompanying notes are an integral part of these financial statements.

CALIFORNIA CARBON INDUSTRY, INC.

Statement of Operations

Period from May 23,
2014 (inception)
through October 31,
2014
Operating expenses:
Selling, general, and administrative	$53,466
Loss from operations	(53,466)
Other income and expense	—
Loss before income tax provision	$(53,466)
Income tax provision	—
Net loss	(53,466)
Per share information:
Net loss, basic and diluted	$(0.01)
Basic and diluted weighted average shares outstanding	5,163,353

The accompanying notes are an integral part of these financial statements.

CALIFORNIA CARBON INDUSTRY, INC.

Statement of Stockholders’ Deficit

			Additional
	Common Stock		Paid-in		Common Stock		Accumulated
	Shares	Amount	Capital		Subscribed		Deficit		Total
Balance, May 23, 2014 (inception)	-	$-	$-	$	- $		- $		-
Issuance of founders shares	15,150,000	15,150	-		-		-		-
Common stock issued for subscriptions receivable	12,350,000	12,350	-		(12,350)		-		-
Net loss for the period from inception through October 31, 2014	-	-	-		-		(53,466)		(53,466)
Totals	27,500,000	$27,500	$-		$(12,350	) $	(53,466	) $	(53,466)

See accompanying notes to combined financial statements.

CALIFORNIA CARBON INDUSTRY, INC.

Statement of Cash Flows

Period from
May 23, 2014
(inception)
through
October 31,
2014
Cash flows from operating activities:
Net loss	$(53,466)
Stock-based compensation	15,150
Adjustments to reconcile net loss to net cash (used in) operating activities:
Accounts payable, related parties	8,904
Accounts payable and accrued liabilities	29,412
Net cash provided by operating activities	—

Net cash used in investing activities	—

Net cash provided by financing activities	$100
Proceeds from related parties payables

Net increase in cash	100
Cash at beginning of period	—
Cash at end of period	$100

Supplemental disclosures of cash flow information:
Cash paid for interest	$—
Cash paid for income taxes	$—
Non-cash investing financing activities:
Common stock issued for subscription receivables	$12,350

The accompanying notes are an integral part of these financial statements.

CALIFORNIA CARBON INDUSTRY, INC.
Notes to Financial Statements

1.            Organization and Going Concern

California Carbon Industry, Inc. (“CCI” or “Company”) was incorporated under the laws of the State of California on May 23, 2014, and is a development-stage company focused on designing, developing and manufacturing advanced carbon and composite materials using cutting edge technology to create products with new advanced mechanical properties for use in aerospace, automotive, marine, art & furniture and construction. CCI material will force a major evolution in traditional industries to meet the future industrial needs of tomorrow.

The Company commenced operations in May 2014 and has since devoted substantially all its efforts to on research and development efforts, planning and discussions regarding the development of a Company research and development facility, recruitment of personnel, and discussions with industry personnel to identify the Company’s target customers and markets. The Company has a limited operating history and the revenue and income potential of the Company’s business and market are unproven. The Company incurred a net loss of $53,466 in 2014, has a limited operating history upon which to evaluate its business and prospects, and will incur significant costs and expenses related to its ongoing operations. At October 31, 2014, the Company had cash of $100, and a working capital deficit of $37,416. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure.

The Company has funded its operations primarily through issuance of common stock through subscription agreements. There can be no assurance that the Company will be able to obtain equity or new debt financing on acceptable terms, or at all. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially harm the Company's business, results of operations, and future prospects, including its ability to continue as a going concern.

The Company’s net loss and working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements for the period from May 23, 2014 (inception) through October 31, 2014 do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern. The Company may never become profitable, or if it does, it may not be able to sustain profitability on a recurring basis.

CALIFORNIA CARBON INDUSTRY, INC.
Notes to Financial Statements

2.            Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates, judgments, and assumptions that impact the reported amounts of assets, liabilities, and expenses, and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including: expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from those estimated amounts and assumptions used in the preparation of the financial statements.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment.

Cash and Cash Equivalents

The Company considers all highly liquid securities with original maturities of three months or less at the date of purchase to be cash equivalents. As of October 31, 2014, the Company had cash of $100 and no cash equivalents. The Company occasionally maintains cash balances in excess of amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). The amounts are held with major financial institutions and are monitored by management to mitigate credit risk.

CALIFORNIA CARBON INDUSTRY, INC.
Notes to Financial Statements

Fair Value Measurements

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

- Level 1: Quoted market prices in active markets for identical assets or liabilities
- Level 2: Observable market-based inputs or inputs that are corroborated by market data
- Level 3: Unobservable inputs that are not corroborated by market data

Net Loss per Common Share

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period, without consideration for the potentially dilutive effects of converting stock options or restricted stock purchase rights outstanding. Diluted net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period and the potential dilutive effects of stock options or restricted stock purchase rights outstanding during the period determined using the treasury stock method. Because the impact of these items is anti-dilutive during period of net loss in the accompanying financial statements, there was no difference between the weighted average number of shares used to calculate basic and diluted net loss per common share for the period from inception ended October 31, 2014. There are no such anti-dilutive common share equivalents outstanding as October 31, 2014 which were excluded from the calculation of diluted loss per common share.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company's assets and liabilities and their financial statement reported amounts. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

CALIFORNIA CARBON INDUSTRY, INC.
Notes to Financial Statements

Income Taxes (Continued)

A valuation allowance is recorded by the Company when it is more likely than not that some portion or all of a deferred tax asset will not be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, and ongoing prudent and feasible tax planning strategies in assessing the amount of the valuation allowance. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its provision for income taxes will increase or decrease, respectively, in the period such determination is made.

Additionally, the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefit recognized in the financial statements for a particular tax position is based on the largest benefit that is more likely than not to be realized upon settlement. Accordingly, the Company establishes reserves for uncertain tax positions. The Company has not recognized interest or penalties in its statement of operations and comprehensive loss since inception.

Stock-Based Compensation

The Company follows the provisions of ASC 718, “Share-Based Payment.” which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company uses the Black-Scholes pricing model for determining the fair value of stock based compensation.

The Company accounts for non-employee share-based awards based upon ASC 505-50, “Equity-Based Payments to Non-Employees.” ASC 505-50 requires the costs of goods and services received in exchange for an award of equity instruments to be recognized using the fair value of the goods and services or the fair value of the equity award, whichever is more reliably measurable. The fair value of the equity award is determined on the measurement date, which is the earlier of the date that a performance commitment is reached or the date that performance is complete. Generally, our awards do not entail performance commitments. When an award vests over time such that performance occurs over multiple reporting periods, we estimate the fair value of the award as of the end of each reporting period and recognize an appropriate portion of the cost based on the fair value on that date. When the award vests, we adjust the cost previously recognized so that the cost ultimately recognized is equivalent to the fair value on the date the performance is complete.

CALIFORNIA CARBON INDUSTRY, INC.
Notes to Financial Statements

Stock-Based Compensation (Continued)

The Company recognizes the cost associated with share-based awards that have a graded vesting schedule on a straight-line basis over the requisite service period of the entire award.

Recent Accounting Pronouncements

In July 2013, the FASB issued guidance to address the diversity in practice related to the financial statement presentation of unrecognized tax benefits as either a reduction of a deferred tax asset or liability when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This guidance is effective prospectively for reporting periods beginning after December 15, 2013. Early adoption is permitted. The Company believes that the adoption of this guidance will not have a material impact on its financial statements.

In June 2014, the FASB issued ASU 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.” The guidance eliminates the definition of a development stage entity thereby removing the incremental financial reporting requirements from U.S. GAAP for development or exploration stage entities, primarily presentation of inception to date financial information. The provisions of the amendments are effective for annual reporting periods beginning after December 15, 2014, and the interim periods therein. However, early adoption is permitted. Accordingly, the Company has adopted this standard as of October 31, 2014. The Company does not expect the adoption of any other recent accounting pronouncements to have a material impact on its financial statements.

3.            Transactions with Related Parties

Since inception, the Company accrued $25,000 in salaries and wages to its officers and directors which were unpaid as of October 31, 2014. The Company also borrowed $100 from an officer; the liability bears no interest, is unsecured and is due on demand.

4.            Stockholders' Deficit

The Company has authorized 100,000 shares of preferred stock and 400,000,000 shares of common stock for issuance, of which none and 27,500,000 were issued and 15,150,000 were outstanding as of October 31, 2014, respectively.

CALIFORNIA CARBON INDUSTRY, INC.
Notes to Financial Statements

4.            Stockholders' Deficit (Continued)

During the period ended October 31, 2014, the Company’s Board approved the Company’s issuance of 15,150,000 shares of common stock (55.1% of the total issued and outstanding shares of common stock at October 31, 2014) through shares issued to the Company’s founders for services rendered which were valued using the subscription price of $0.001. In addition, the Company issued 12,350,000 shares for stock subscriptions receivable of $12,350 in accordance with subscription agreements executed prior to October 31, 2014. As of the date of this report, the subscriptions receivable has been fully satisfied through the receipt of cash for shares issued.

5.            Income Taxes

Net deferred tax assets consist of the following components:

October 31,
2014
Deferred tax asset:
Net operating loss carryforwards	$(18,713)
Valuation allowance	18,713
Net deferred tax asset	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income statutory tax rates to pretax income (loss) from continuing operations as follows:

October 31,
2014

Tax benefit at statutory rates	$(18,713)
Change in valuation allowance	18,713
Net provision for income taxes	$-

The Company has accumulated net operating loss carryovers of approximately $18,713 as of October 31, 2014 which are available to reduce future taxable income. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for federal income tax reporting purposes may be subject to annual limitations. A change in ownership may limit the utilization of the net operating loss carry forwards in future years. The tax losses begin to expire in 2033. The fiscal year 2014 remains open to examination by federal tax authorities and other tax jurisdictions.

CALIFORNIA CARBON INDUSTRY, INC.
Notes to Financial Statements

6.            Subsequent Events

After October 31, 2014, the Company issued 175,000 shares of common stock for proceeds of $8,750 in accordance with a Subscription Agreement and 700,000 shares of common stock as consideration for consulting services valued at $35,000. Subsequent events were evaluated by the Company through January 30, 2015.

CALIFORNIA CARBON INDUSTRY, INC.
222 Sepulveda Blvd, Suite 2000
El Segundo, CA 46032

As of April 30, 2015 and for the three and six months ended
April 30, 2015

CALIFORNIA CARBON INDUSTRY, INC.

Condensed Balance Sheets

	April 30,	October 31,
	2015	2014
	(unaudited)
Assets
Cash	$846	$100
Total assets	$846	$100

Liabilities and stockholders' deficit
Accounts payable, related parties	$10,204	$9,004
Accounts payable and accrued liabilities	196,083	29,412
Total liabilities	206,287	38,416

Stockholders' deficit: Preferred stock, $0.001 par value, 100,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value, 400,000,000 shares authorized, 28,375,000 and 27,500,000 shares issued and outstanding, respectively	28,375	27,500
Additional paid in capital	42,875	—
Common stock subscribed, not issued	—	(12,350)
Accumulated deficit	(276,691)	(53,466)
Total stockholders' deficit	(205,441)	(38,316)
Total liabilities and stockholders' deficit	$846	$100

The accompanying notes are an integral part of these condensed financial statements.

CALIFORNIA CARBON INDUSTRY, INC.

Condensed Statement of Operations
(unaudited)

	Three Months	Six Months
	Ended	Ended
	April 30, 2015	April 30, 2015
Operating Expenses:
Selling, General and Administrative	$89,176	$223,225
Loss from Operations	(89,176)	(223,225)
Other Income and Expense	—	—
Loss Before Income Tax Provision	(89,176)	(223,225)
Provision for Income Taxes	—	—
Net Loss	$(89,176)	$(223,225)
Net Loss Per Share - Basic and Diluted	$(0.00)	$(0.00)
Basic and diluted weighted average shares outstanding	28,375,000	28,291,713

The accompanying notes are an integral part of these condensed financial statements.

CALIFORNIA CARBON INDUSTRY, INC.

Condensed Statement of Cash Flows
(unaudited)

Six Months
Ended April 30,
2015
Cash flows from operating activities:
Net loss	$(223,225)
Common stock issued for services	35,000
Adjustments to reconcile net loss to net cash (used in) operating activities:
Accounts payable, related parties	1,200
Accounts payable and accrued liabilities	166,671
Net cash provided by operating activities	(20,354)

Net cash used in investing activities	—

Cash received for stock subscriptions	12,350
Proceeds from sale of common stock	8,750
Net cash provided by financing activities	21,100

Net increase in cash	746
Cash at beginning of period	100
Cash at end of period	$846

Supplemental disclosures of cash flow information:
Cash paid for interest	$—
Cash paid for income taxes	$—

The accompanying notes are an integral part of these condensed financial statements.

CALIFORNIA CARBON INDUSTRY, INC.

Notes to Condensed Financial Statements

1. Organization and Going Concern

California Carbon Industry, Inc. (“CCI” or “Company”) was incorporated under the laws of the State of California on May 23, 2014, and is a development-stage company focused on designing, developing and manufacturing advanced carbon and composite materials using cutting edge technology to create products with new advanced mechanical properties for use in aerospace, automotive, marine, art & furniture and construction. CCI material will force a major evolution in traditional industries to meet the future industrial needs of tomorrow.

The Company commenced operations in May 2014 and has since devoted substantially all its efforts on research and development efforts, planning and discussions regarding the development of a Company research and development facility, recruitment of personnel, and discussions with industry personnel to identify the Company’s target customers and markets.

The Company has a limited operating history and the revenue and income potential of the Company’s business and market are unproven. The Company incurred a net loss of $276,691 since inception, has a limited operating history upon which to evaluate its business and prospects, and will incur significant costs and expenses related to its ongoing operations. At April 30, 2015, the Company had cash of $846, and a working capital deficit of $205,441. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure.

The Company has funded its operations primarily through issuance of common stock through subscription agreements. There can be no assurance that the Company will be able to obtain equity or new debt financing on acceptable terms, or at all. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially harm the Company's business, results of operations, and future prospects, including its ability to continue as a going concern.

The Company’s net loss and working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements for the period from May 23, 2014 (inception) through April 30, 2015 do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern. The Company may never become profitable, or if it does, it may not be able to sustain profitability on a recurring basis.

2. Summary of Significant Accounting Policies

Basis of Presentation

CALIFORNIA CARBON INDUSTRY, INC.

Notes to Condensed Financial Statements

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP.

2. Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates, judgments, and assumptions that impact the reported amounts of assets, liabilities, and expenses, and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including: expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from those estimated amounts and assumptions used in the preparation of the financial statements.

Net Loss per Common Share

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period, without consideration for the potentially dilutive effects of converting stock options or restricted stock purchase rights outstanding. Diluted net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period and the potential dilutive effects of stock options or restricted stock purchase rights outstanding during the period determined using the treasury stock method. Because the impact of these items is anti-dilutive during period of net loss in the accompanying financial statements, there was no difference between the weighted average number of shares used to calculate basic and diluted net loss per common share for the three and six months ended April 30, 2015. There are no such anti-dilutive common share equivalents outstanding as April 30, 2015 which were excluded from the calculation of diluted loss per common share.

Recent Accounting Pronouncements

In July 2013, the FASB issued guidance to address the diversity in practice related to the financial statement presentation of unrecognized tax benefits as either a reduction of a deferred tax asset or liability when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This guidance is effective prospectively for reporting periods beginning after December 15, 2013. Early adoption is permitted. The Company believes that the adoption of this guidance will not have a material impact on its financial statements.

CALIFORNIA CARBON INDUSTRY, INC.

Notes to Condensed Financial Statements

2. Summary of Significant Accounting Policies (Continued)

In June 2014, the FASB issued ASU 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.” The guidance eliminates the definition of a development stage entity thereby removing the incremental financial reporting requirements from U.S. GAAP for development or exploration stage entities, primarily presentation of inception to date financial information. The provisions of the amendments are effective for annual reporting periods beginning after December 15, 2014, and the interim periods therein. However, early adoption is permitted. Accordingly, the Company has adopted this standard as of October 31, 2014. The Company does not expect the adoption of any other recent accounting pronouncements to have a material impact on its financial statements.

3. Stockholders' Deficit

The Company has authorized 100,000 shares of preferred stock with a par value of $0.001, and 400,000,000 shares of common stock with a par value of $0.001 for issuance, of which none and 28,375,000 were issued and outstanding as of April 30, 2015, respectively.

During the period ended April 30, 2015, the Company issued 700,000 shares for services valued at $35,000 which was based on the most recent price per share of common stock issued for cash. The Company also issued 175,000 shares of common stock for cash proceeds of $8,575 and received an additional $12,350 in satisfaction of stock subscription receivable.

4. Subsequent Events

The Company evaluated its financial statements for subsequent events through June 29, 2015, the date the financial statements were available to be issued. The Company is not aware of any subsequent events that would require recognition or disclosure in the financial statements.

California Carbon Industry, Inc.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until August 26, 2017, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is August 26, 2015